PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 18th day of January, 2007 (the “Effective Date”) by and between 1129 20TH STREET NY Owner LLC, a Delaware limited liability company having an office c/o JOSS Realty Partners, LLC, 230 Park Avenue, Suite 1831 New York, New York 10169 (“Seller”), and REPUBLIC 20th STREET LLC, a Delaware limited liability company having an office at 1280 Maryland Avenue, SW, Washington, District of Columbia 20024 (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the owner and holder of the fee estate in that certain plot, piece and parcel of land (the “Land”) located at 1129 20th Street, NW, Washington, D.C., and more particularly described in Schedule B annexed hereto, together with the buildings and all other improvements (collectively, the “Building”) located on the Land, (the Building and the Land are hereinafter sometimes collectively referred to as the “Premises”);

WHEREAS, Seller desires to cause the sale, assignment and transfer of its interests in and to the Property (as hereinafter defined) to Purchaser on the Closing Date, in accordance with the terms and provisions of this Agreement, and Purchaser desires to purchase the Property from Seller on the Closing Date, upon the terms more particularly set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.	DEFINITIONS.

When used in this Agreement, the capitalized terms shall have the meanings as indicated on Schedule A attached hereto.

2.	PURCHASE AND SALE.

(a) On the Closing Date, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and assume from Seller, subject to the terms and conditions of this Agreement (i) the Premises, (ii) all of Seller’s right, title and interest in, to and under the fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other tangible located at the Premises and used in connection with the operation thereof, (the "Personalty”) but specifically excluding the property listed on Schedule M (the "Excluded Personalty”), (iii) all of Seller’s right, title and interest in, to and under the warranties, permits (including applications for permits), licenses, certificates of occupancy, and approvals relating to the Premises, (iv) all of Seller’s right, title and interest in, to and under all the leases, licenses and other occupancy agreements demising space at the Premises (collectively, together with any amendments or modifications thereto, the “Leases”), which are then in effect on the Closing Date, together with any unapplied security deposited by the tenants thereunder, (v) all of Seller’s right, title and interest in, to and under the service, maintenance, supply and other contracts relating to the operation, maintenance and construction of the Premises set forth on Parts 1 and 2 of Schedule P hereto, including, without limitation, the Architectural Agreement (collectively, together with any amendments or modifications thereto, the “Contracts”), (vi) all of Seller’s right, title and interest in, to and under the architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Premises expressly including without limitation that certain architect’s agreement (AIA Form B141-1997) dated May 23, 2006, as the same may be hereafter modified or amended (“Architect Agreement”) between Seller and Fox Architects, LLC (the “Architect”), and those certain architectural plans and specifications prepared by the Architect and dated March 27, 2006, as the same may be hereafter modified or amended, (the “Architectural Plans”), to the extent Seller may legally transfer the same and same are available, (vii) all of Seller’s right, title and interest in, to and under any easements and rights of way, appurtenances, strips, gores and other rights pertaining to the Premises, and (viii) all of Seller’s right title and interest in, and to zoning and development rights, and other general intangibles relating to the Premises expressly including without limitation transferable development rights (the “TDR’s”), to the extent Seller may legally transfer the same and same are available, and (ix) all other intangible personal property used exclusively in connection with the ownership or operation of the Premises. The items described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) above shall be referred to herein collectively as the “Property”.

(b) Seller and Purchaser acknowledge and agree that the value of the Personalty that is included in the transaction contemplated by this Agreement is de minimis, and no part of the Purchase Price (defined below) is allocable thereto.

3.	PURCHASE PRICE; DEPOSIT.

(a) The purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is SIXTY ONE MILLION SEVEN HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($61,750,000.00) subject to apportionment as provided in Section 8 below, which shall be payable as follows:

(i) Within one (1) Business Day of the Effective Date, Purchaser shall deliver to Commonwealth Land Title Insurance Company c/o LandAmerica Commercial Settlements, 1015 15th Street, N.W., Washington, D.C. 20003 Attn: Sarah Webb, as escrow agent (the “Escrow Agent”), the sum of TWO MILLION FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($ 2,500,000.00) (the “Deposit”), by wire transfer of immediately available funds to the Escrow Account (defined below). It shall be a condition precedent to the effectiveness of this Agreement that Purchaser shall have delivered the Deposit to the Escrow Agent on the date hereof.

(ii) At Closing, subject to and in accordance with the terms of this Agreement, (A) the Deposit shall be paid to Seller by Escrow Agent, and (B) Purchaser shall deliver the balance of the Purchase Price (i.e., the Purchase Price less the Deposit and the Income) to Seller, as adjusted, if necessary, pursuant to Section 8 hereof.

(b) The Deposit and the Income (defined below) shall be held by Escrow Agent for the account of Seller and disbursed in accordance with the terms and conditions of Section 5 hereof. Purchaser hereby acknowledges and agrees that the Deposit and the Income held by Escrow Agent do not and shall not constitute property of the estate of Purchaser within the meaning of section 541 of title 11 of the United States Code, or substantially similar provisions of state law (the “Bankruptcy Code”), and Purchaser’s interest in such Deposit and the Income is limited to the right to have the Deposit and the Income returned if and when the conditions for the return of the Deposit and the Income to Purchaser are satisfied as set forth herein. Purchaser hereby acknowledges and agrees that (i) the proper giving of notice by Seller to release the Deposit and the Income as provided hereunder and/or (ii) the proper release of the Deposit and the Income to Seller shall not be a violation of any provision of the Bankruptcy Code, including, without limitation, section 362 of the Bankruptcy Code, or require the approval of any court with jurisdiction over any case in which Purchaser or any affiliate of Purchaser is a debtor. Purchaser hereby waives any provision of the Bankruptcy Code necessary to invoke the foregoing, including, without limitation, sections 105 and 362, and waives any right to defend against any motion for relief from the automatic stay that may be filed by Seller.

4.	RIGHTS OF INSPECTION AND CONFIDENTIALITY.

(a) Purchaser shall have the right to inspect the Premises, and the books, records and operations of Seller related thereto, prior to Closing in accordance with the terms of this Section 4. Seller shall make, or cause to be made, available to Purchaser copies of the documents listed on Schedule C attached hereto, and Seller shall permit Purchaser and Purchaser’s Representatives (defined below) to examine and audit the same and to make copies of same. Purchaser acknowledges that some or all of the Confidential Information was prepared by third parties other than Seller, and in several instances, was prepared prior to Seller’s ownership of the Property. Notwithstanding the foregoing, Seller shall have no obligation to make available or deliver to Purchaser (x) any reports or studies that have been superseded by subsequent reports or studies, although Seller shall make them available to Purchaser without recourse, representation or warranty if Purchaser requests and if they are available, and (y) any of the following proprietary materials: (1) information contained in Seller’s financial analyses or projections or other internal documents relating to the Property, including any valuation documents, (2) material which is subject to attorney-client privilege or which is attorney work product, (3) appraisal reports or letters, and (4) material which Seller is legally required not to disclose.

(b) Subject to the rights of tenants under the Leases and the other provisions of this Section 4, Purchaser, at its sole cost and expense, may at reasonable times, during normal business hours, upon prior notice to Seller (which notice shall include the time and place of such entry), cause the Premises and all utility and service systems thereon to be inspected by such Purchaser Representatives (defined below), as Purchaser may designate.

(c) In conducting the inspection of the Premises or otherwise, neither Purchaser nor any of Purchaser’s agents, employees, attorneys, accountants, consultants, advisors, lenders, investors, inspectors, appraisers, engineers, contractors, experts, partners, prospective partners, prospective investors, mortgage brokers and officers (collectively, “Purchaser’s Representatives”) shall (i) contact or have any discussions with any of Seller’s affiliates or their employees (if any), or tenants at, or contractors providing services to, the Premises, unless Purchaser shall give Seller’s agent, Holly Davis at Jones Lang LaSalle, at least one (1) Business Day’s notice of such interview, provided that Seller’s designated representative shall have the right to be present at all times during such interviews; (ii) interfere with the business of Seller, Seller’s affiliates or any tenant conducted at the Premises; (iii) damage the Premises or any portion thereof; (iv) enter into any portions of the Premises intended for the exclusive occupancy by a tenant unless accompanied by Seller or Seller’s agent, Holly Davis at Jones Lang LaSalle; or (v) contact any governmental agencies regarding this Agreement, the Premises or the Seller (other than to perform customary title, tax and violation searches and zoning investigations and/or other customary due diligence). In conducting any inspection, Purchaser and Purchaser’s Representatives shall at all times comply with, and shall be subject to, all other terms, covenants and conditions of this Agreement. Seller may, from time to time, establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing. Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, with Seller and shall give Seller at least one (1) Business Day’s prior notice thereof (which notice may be given orally to Larry McCulley whose phone number is 202-295-5001. Seller shall be entitled to have a representative present at all times during each such inspection. Prior to entry onto the Premises by Purchaser and/or Purchaser’s Representatives, Purchaser shall furnish Seller with a certificate of general liability and property damage insurance maintained by Purchaser (which may be part of an umbrella policy) with combined limit single insurance coverage of at least Five Million Dollars ($5,000,000) and either (a) naming Seller as an additional insured or (b) satisfying Seller, in Seller’s reasonable discretion, that Seller is insured under Purchaser’s umbrella insurance policy.

(d) Purchaser agrees to pay to Seller on demand, the cost of repairing and restoring the Premises due to any damage which Purchaser or Purchaser’s Representatives shall have caused to the Premises or any portion thereof, provided, however, if Seller in its reasonable discretion believes that the damage does not require immediate repair, Seller shall not repair such damage prior to Closing (or the earlier termination of this Agreement), and shall instead convey the Premises to Purchaser subject to such damage; provided that if the Closing does not occur for any reason, then Purchaser shall still be responsible for such payment. If Seller demands payment for any damage to the Premises, Seller shall use such payment to repair said damage and return the unused portion thereof to Purchaser. The provisions of this Section 4(d) shall survive the Closing or any termination of this Agreement.

(e) Upon receipt by Purchaser or Purchaser’s Representatives, Purchaser agrees to promptly deliver to Seller, without warranty or recourse, copies of any and all reports, studies, environmental audits, environmental assessments, or other documents or information prepared by or for Purchaser or obtained by Purchaser or Purchaser’s Representatives with respect to the Property, at no cost or expense to Seller, provided however, that in no event shall Purchaser be required to deliver to Seller (i) copies of Purchaser’s internal evaluations or analysis, or (ii) information or materials that are confidential to Purchaser, or (iii) information or materials if the delivery or disclosure of the same by Purchaser would result in a violation by Purchaser of any securities laws, rules or regulations (including the rules and regulations of the New York Stock Exchange); it being agreed that all such documents, reports and information shall become the exclusive property of Seller immediately upon the termination of this Agreement (if any) other than as a result of the default by Seller. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection of the Premises and its other due diligence shall be at the sole expense of Purchaser. Purchaser and Purchaser’s Representatives shall obtain and maintain insurance from creditworthy companies as described in Section 4(c) and as otherwise required by Seller and, upon request of Seller or as otherwise required herein, provide written evidence of same. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Premises or drilling, or any other invasive testing, in or on the Premises in connection with the preparation of an environmental audit or in connection with any other inspection of the Premises without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed). The provisions of this Section 4(e) shall survive the Closing or any termination of this Agreement.

(f) Purchaser acknowledges and agrees that any and all of the information, reports, agreements, contracts, projections, studies, audits, assessments, documents, financial statements and analysis of any kind or nature which is delivered to Purchaser by, or at the direction of Seller, or any of its agents or affiliates or prepared by, or for Purchaser or Purchaser’s Representatives, or otherwise derived in connection with Purchaser’s or Purchaser’s Representatives’ inspection of the Property, or activities at the Premises, is proprietary and confidential in nature (the “Diligence Confidential Information”) and will be delivered to and/or commissioned by Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser further acknowledges and agrees that the terms and conditions of this Agreement are, proprietary and confidential in nature (the “Agreement Confidential Information” and, together with the Diligence Confidential Information, the “Confidential Information”). For the purpose of clarity, each party acknowledges and agrees that there is no obligation to treat as confidential all or any Confidential Information which was publicly known or available to the public at the time of disclosure by such party (or such party’s representatives) except where such Confidential Information was known publicly or available to the public as a result of such disclosure by such party (or such party’s representatives) made in breach of any term of this Agreement. Purchaser agrees not to disclose the contents of the Confidential Information to any party outside of Purchaser’s organization or Purchaser’s Representatives. Purchaser further agrees that within its organization, or as to Purchaser’s Representatives, the Confidential Information may only be disclosed and exhibited to those persons within Purchaser’s organization or to those Purchaser’s Representatives who are responsible for determining the feasibility of the purchase and sale transaction contemplated hereby. Purchaser’s obligations under this Section 4(f) shall be subject to Purchaser’s and/or Purchaser’s Representatives obligation to make disclosures required by law (including disclosures required by the Securities and Exchange Commission and the New York Stock Exchange), provided that Purchaser shall notify Seller prior to making any such disclosures. In permitting Purchaser and the Purchaser’s Representatives to review the Confidential Information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and Purchaser’s Representatives, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver. Purchaser shall return to Seller all originals and all copies of the Confidential Information (including, without limitation, any materials prepared by Purchaser or Purchaser’s Representatives incorporating the Confidential Information) on the first to occur of (i) such time as Purchaser determines that it shall not purchase the Property, or (ii) such time as this Agreement is terminated for any reason. Purchaser further acknowledges that Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Confidential Information or the source(s) thereof except to the extent set forth in Section 13(a) below. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Confidential Information. Notwithstanding anything to the contrary contained in this Section 4(h), if Purchaser disclosures Confidential Information in breach of this Agreement, but consummates Closing, then upon consummation of the Closing, Seller shall be deemed to have waived any damages it may have sustained as a result of such breach, other than damages sustained by third parties for which Seller is required to provide compensation. The provisions of this Section 4(f) shall survive the Closing or any termination of this Agreement.

(g) Purchaser agrees to indemnify and hold Seller and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors, attorneys, accountants, consultants and any successors or assigns of the foregoing (collectively with Seller, the “Seller Related Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by any of Seller’s Related Parties, to the extent they relate to, arise out of or are the result of (i) Purchaser’s and/or Purchaser’s Representatives’ access to, or inspection of the Premises, or any tests, inspections or other due diligence conducted pursuant to this Agreement, and/or (ii) the breach by Purchaser or Purchaser’s Representatives of the confidentiality requirements and inspection obligations described in this Section 4. The Deposit and the Income shall secure Purchaser’s obligations under the foregoing indemnification, and Purchaser grants to Seller a security interest in the Deposit and the Income. Seller shall have the right (but not the obligation) to cure any of Purchaser’s and/or Purchaser’s Representatives’ violations of this Section 4. The security interest granted by Purchaser to Seller hereby shall be superior to any interest in, or claim to, the Deposit and the Income that Purchaser may have. Therefore, any claims that Seller may seek to satisfy from the Deposit and/or the Income due to a breach by Purchaser of any of its obligations in this Section 4 shall have precedence over any claim that Purchaser may have to the return of the Deposit and the Income. If Seller draws on the Deposit and/or the Income to cure any violations of Purchaser under Section 4, then Purchaser shall be required to replace such sums within five (5) days of receiving written notice from Seller that it has drawn funds from the Deposit and/or the Income. The failure by Purchaser to timely replace such funds shall be deemed a default hereunder by Purchaser resulting in Seller having the right to exercise any of its remedies arising out of a default by Purchaser. Notwithstanding any provision of this Agreement, no termination hereof shall terminate Purchaser’s obligations pursuant to this Section. The provisions of this Section 4(g) shall survive the Closing or any termination of this Agreement.

(h) Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Seller, express or implied by inference or otherwise, to any party for the performance of any labor or the furnishing of any materials to the Property or any part thereof, nor as giving Purchaser any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any liens against the Premises or any part thereof. Purchaser agrees to promptly cause the removal of, and indemnify, defend and hold Seller harmless with respect to, any mechanic’s or similar lien filed against the Premises or any part thereof by any party performing any labor or services at the Premises or supplying any materials to the Premises at Purchaser’s request.

(i) Seller agrees not to disclose Agreement Confidential Information to anyone except to Seller’s consultants who agree to maintain the confidentiality of such information prior to the Closing Date. Seller further agrees not to make any public announcements or public disclosures or communicate with any media with respect to the subject matter hereof without the prior written consent of Purchaser prior to the Closing Date. The confidentiality provisions of this Section 4(i) shall not survive termination of this Agreement and shall not apply to any disclosures made by Seller as required by the Securities and Exchange Commission, the New York Stock Exchange, applicable law, rule or regulation, by court order, or in connection with any subpoena served upon Seller; provided Purchaser shall provide Seller with written notice before making any such disclosure.

5.	ESCROW AGENT; ESCROW PROVISIONS.

(a) Upon receipt by Escrow Agent of the Deposit, Escrow Agent shall cause the same to be deposited into an interest bearing account at an institution selected by Escrow Agent and jointly approved by Seller and Purchaser (the “Escrow Account”) (it being agreed that Escrow Agent shall not be liable for the amount of interest which accrues thereon). All interest or other income accrued on the Deposit (the “Income”) shall be paid to or applied for the benefit of the same party entitled to the Deposit and the party receiving the Income or having the same applied to its benefit shall be responsible for paying any income taxes thereon. The tax identification numbers of the parties hereto shall be furnished to Escrow Agent upon request.

(b) Escrow Agent shall acknowledge receipt of the Deposit and agrees to hold the Deposit and the Income in the Escrow Account pursuant to the provisions of this Agreement for application in accordance with the provisions hereof, upon the following terms:

(i) Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery or to enforce any obligation of any person to perform any other act. Escrow Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except for amendments to this Agreement hereinafter referred to and except for joint instructions given to Escrow Agent by Seller and Purchaser relating to the Deposit and the Income, Escrow Agent shall not be obligated to recognize any agreement between any or all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

(ii) In its capacity as escrow agent, Escrow Agent shall not be responsible for the genuineness or validity of any security, instrument, document or item deposited with it and shall have no responsibility other than to faithfully follow the instructions contained herein, and it is fully protected in acting in accordance with any written instrument given to it hereunder by any of the parties hereto and reasonably believed by Escrow Agent to have been signed by the proper person. Escrow Agent may assume that any person purporting to give any notice hereunder has been duly authorized to do so. Escrow Agent is acting as a stakeholder only with respect to the Deposit and the Income. Promptly after the receipt by Escrow Agent of (a) notice of any demand by either party claiming that it is entitled to the Deposit and the Income or (b) any other claim or the commencement of any action, suit or proceeding by either party, Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, send a copy of such notice to the other party and inform the other party of such claim; but the failure by Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to Escrow Agent hereunder. If Escrow Agent shall receive written notice from either party within ten (10) Business Days after delivery of such notice instructing Escrow Agent to not deliver the Deposit and the Income to the other party or to otherwise hold the Deposit and the Income, or if for any reason there is any dispute or uncertainty concerning any action to be taken hereunder, Escrow Agent shall take no action and shall continue to hold the Deposit and the Income until it has received instructions in writing concurred to by Seller and Purchaser or until directed by a final order of judgment of a court of competent jurisdiction, whereupon Escrow Agent shall take such action in accordance with such instructions or such order.

(iii) It is understood and agreed that the duties of Escrow Agent are purely ministerial in nature. Escrow Agent shall not be liable to the other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, except for acts of willful misconduct or gross negligence. Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a final judgment or decree of a court of competent jurisdiction in the State of New York, or a Federal court in such jurisdiction or a writing delivered to Escrow Agent signed by the proper party or parties and, if the duties or rights of Escrow Agent are affected, unless it shall give its prior written consent thereto.

(iv) Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, in reliance upon such assumption.

(v) Except in connection with Escrow Agent’s willful misconduct or gross negligence, Escrow Agent shall be indemnified and held harmless jointly and severally by the other parties hereto from and against any and all expenses or loss suffered by Escrow Agent (as escrow agent), including reasonable attorneys’ fees, in connection with any action, suit or other proceeding involving any claim, which arises out of or relates to this Agreement, the services of Escrow Agent hereunder or the monies held by it hereunder.

(vi) From time to time on and after the date hereof, Seller and Purchaser shall deliver or cause to be delivered to Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as Escrow Agent shall reasonably request (it being understood that Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(vii) Escrow Agent may resign at any time as Escrow Agent hereunder upon giving five (5) days’ prior written notice to that effect to both Seller and Purchaser. In such event, the successor Escrow Agent shall be a nationally recognized title insurance company or other person acceptable to both Seller and Purchaser. Such party that will no longer be serving as Escrow Agent shall deliver, against receipt, to such successor Escrow Agent, the Deposit and the Income held by such party, to be held by such successor Escrow Agent pursuant to the terms and provisions of this Agreement. If no such successor has been designated on or before such party ceases to be Escrow Agent hereunder, whether by resignation or otherwise, its obligations as Escrow Agent shall continue until such successor is appointed, provided, however, its sole obligation thereafter shall be to safely keep all monies then held by it and to deliver the same to the person, firm or corporation designated as its successor or until directed by a final order or judgment of a court of competent jurisdiction, whereupon Escrow Agent shall make disposition thereof in accordance with such order; provided further, however, that such Escrow Agent, in such event, shall deliver the Deposit and the Income against receipt, to any bank or trust company or title insurance company operating in New York City selected by such party. If no successor Escrow Agent is designated and qualified within five (5) days after its resignation is effective, such party that will no longer be serving as Escrow Agent may apply to any court of competent jurisdiction for the appointment of a successor Escrow Agent.

6.	STATUS OF THE TITLE.

(a) Subject to the terms and provisions of this Agreement, Seller’s interest in the Premises shall be sold, assigned and conveyed by Seller to Purchaser, and Purchaser shall accept same, subject to the following (collectively, the “Permitted Encumbrances”):

(i) those matters set forth on Schedule D annexed hereto;

(ii) any state of facts disclosed by that certain survey of the Premises prepared by Dewberry dated November 8, 2005 (the “Existing Survey”);

(iii) Non-Objectionable Encumbrances (as hereinafter defined) and any liens, encumbrances or other title exceptions approved or waived by Purchaser as provided in Section 7;

(iv) Property Taxes (as hereinafter defined) which are a lien but not yet due and payable (which Property Taxes shall be adjusted at Closing);

(v) any installment not yet due and payable of assessments affecting the Premises or any portion thereof;

(vi) any laws, rules, regulations, statutes, ordinances, orders, other legal requirements affecting the Premises, including, without limitation, those relating to zoning and land use;

(vii) all violations of laws, rules, regulations, statutes, ordinances, orders or requirements, that are either (A) of record as of the Effective Date, or (B) first become of record after the Effective Date, but do not materially prevent or materially delay Purchaser from developing the Premises substantially in accordance with the Architectural Plans or materially increase the cost thereof;

(viii) any utility company rights, easements and franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes, and other fixtures and facilities in, over, under and upon the Premises of a de minimis nature and do not materially affect Purchaser’s intended development of the Property in accordance with the Architectural Plans; and

(ix) rights and interests held by tenants under the Leases identified in the list of leases attached hereto as Schedule G (and the rights, if any, under any Leases entered into in accordance with Section 10(b) hereof prior to the Closing).

7.	TITLE INSURANCE, LIENS.

(a) (i) The parties acknowledge and agree that Purchaser has received from Seller a copy of the Existing Survey relating to the Premises. Within two (2) Business Days after the date hereof Purchaser shall order at its sole cost and expense an update to the Existing Survey (the "Updated Survey”). Purchaser acknowledges that it has received, at the expense of Purchaser, a title commitment or title report for an owner’s policy of title insurance (the “Commitment”) from the Escrow Agent (the “Title Company”). On or prior to 5:00 p.m. (New York time) on January 29, 2007 (the “Objection Period”), TIME BEING OF THE ESSENCE, Purchaser or Purchaser’s attorneys shall deliver to Seller and/or Seller’s attorneys, written notice of Purchaser’s objections (the “Title Objections”) to any survey matters, and to any liens, encumbrances or other title exceptions revealed by the Commitment which do not constitute Permitted Encumbrances. If Purchaser or Purchaser’s attorneys do not deliver any such objection notice within the Objection Period, Purchaser shall be deemed to have waived its right to object to any liens, encumbrances or other title exceptions appearing on such Commitment or any Updated Survey (and the same shall not constitute Title Objections and shall be deemed Permitted Encumbrances); provided however, Purchaser shall have the right to object by delivery of written notice to Seller and Seller’s attorneys, on or prior to the earlier of (i) five (5) Business Days after receipt of notice of a new exception or encumbrance (which is not a Permitted Encumbrance, and which was not revealed by the initial Commitment), and (ii) prior to Closing, to any item that becomes of record after the date of the Commitment and which would not otherwise be a Permitted Encumbrance. Seller covenants that, from and after the date hereof, it will not intentionally encumber the Property or intentionally permit any change in the condition of title to the Property from the condition it is in on the date hereof. Notwithstanding the foregoing, Purchaser shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title exceptions (and the same shall not constitute Title Objections but shall be deemed Permitted Encumbrances) (1) over which the Title Company is willing to insure (without material additional cost to Purchaser) in an aggregate amount, together with sub-paragraph (2) below, not to exceed one million dollars ($1,000,000), (2) against which the Title Company is willing to provide affirmative insurance (without material additional cost to Purchaser) in an aggregate amount, together with sub-paragraph (1) above, not to exceed one million dollars ($1,000,000), or (3) which will be extinguished upon the transfer of the Premises to Purchaser (collectively, the “Non-Objectionable Encumbrances”).

(ii) Except as set forth in Section 7(a)(iii) below, it is expressly understood that in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate any Title Objections or to otherwise cause title in the Premises to be in accordance with the terms of this Agreement on the Closing Date. In the event Seller notifies Purchaser that Seller is unable or unwilling to cure any of the Title Objections (“Seller’s Response Notice”), then Purchaser shall notify Seller of its intention to either terminate this Agreement, or proceed to Closing and accept title to Premises subject to the Title Objections, without any abatement of the Purchase Price, or any liability or obligation on the part of Seller by reason of such Title Objections. In the event Purchaser fails to notify Seller of its intention to either terminate or close over such Title Objections within three (3) Business Days following Seller’s Response Notice, then Purchaser shall be deemed to have elected to close the transactions contemplated hereunder, subject to the Title Objections (without any abatement of the Purchase Price, or any liability or obligation on the part of Seller by reason of such Title Objections).

(iii) Notwithstanding the foregoing, Seller shall be obligated to remove (i) all mortgages which affect the Premises (“Mortgages”), and (ii) all mechanics liens and all judgment liens affecting the Premises, which were voluntarily caused or created by Seller (but not if caused by a tenant) (collectively, “Monetary Liens”); provided, however, that Seller shall not have the obligation to remove any of such Monetary Liens unless such Monetary Lien is an ascertainable, fixed amount, and the cost of removing (by bonding or otherwise) same shall not exceed an aggregate amount of One Million Dollars ($1,000,000) (the “Monetary Lien Cap Amount”) together with all other Monetary Liens. If Seller is required to remove a Mortgage or Monetary Lien pursuant to the terms of this Agreement, Seller shall be entitled to postpone the Closing for a period of thirty (30) days in order to endeavor to remove such Mortgage or Monetary Lien. Notwithstanding the foregoing, if the Title Company is willing to insure over such Mortgage or Monetary Lien (without additional cost to Purchaser) by either providing for an indemnity or an escrow, then Seller shall not be required to remove such Mortgage or Monetary Lien. If a Monetary Lien can be removed (by bonding or otherwise) but Seller elects not to remove any of such Monetary Lien(s) because the cost of removing same, or the associated liability to the bonding company, plus the cost of obtaining the bond exceeds the Monetary Lien Cap Amount, then Purchaser may, at Purchaser’s sole discretion, proceed to the Closing and accept payment of up to the Monetary Lien Cap Amount (but without any other modifications to this Agreement) or terminate this Agreement upon five (5) Business Days prior written notice and receive a refund of the Deposit and the Income, subject to the terms and conditions of Section 4(g). If the cost of removing any Monetary Lien(s), in the aggregate, is less than the Monetary Lien Cap Amount, Seller shall, at its sole option, either remove such item or pay to Purchaser an amount equal to the reasonable cost to remove same (up to the Monetary Lien Cap).

(iv) Notwithstanding anything to the contrary contained herein, if Seller is unable to eliminate the Title Objections by the Scheduled Closing Date (as hereinafter defined), unless the same are waived by Purchaser without any abatement in the Purchase Price, Seller may, upon prior notice (“Title Cure Notice”) to Purchaser, adjourn the Scheduled Closing Date for a period not to exceed thirty (30) days (“Title Cure Period”), in order to attempt to eliminate such exceptions.

(v) Nothing contained in this Agreement shall constitute any warranty, representation or agreement by Seller as to the location of separate lots in, or acreage of, the Premises. Further, the parties acknowledge and agree that (i) Purchaser’s right to object to matters set forth in the Existing Survey and/or Updated Survey shall expire at the end of the Objection Period and, accordingly, should Purchaser desire to obtain reliance letters or other comfort with respect to the Existing Survey, or otherwise review an updated survey prior to the Closing, then Purchaser should make arrangements to obtain and review the same prior to the end of the Objection Period and (ii) Seller shall have no obligation to take any actions with respect to such matters.

(vi) Purchaser acknowledges that Seller makes no representation whether or not the Title Company will issue a title insurance policy at the Closing in any particular form or whether or not the Title Company will raise any additional exceptions to title at any time, omit any exceptions to title or issue any endorsements to the title insurance policy to be issued at the Closing, regardless of any information contained in the Commitment or otherwise disseminated prior to the Closing. Purchaser, at its sole cost and expense, shall pay at the Closing all premiums, charges and disbursements required by the Title Company in accordance with its standard rates for issuance of the title insurance policies and issuance of any endorsements the Purchaser may request. Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to the Premises and any liens or other encumbrances affecting the Premises, Purchaser acknowledges and agrees that it is relying solely upon its title insurance policy. If Purchaser has a claim under its title insurance policy and the subject matter of that claim also constitutes a breach of any warranty made by Seller in this Agreement, the Deed or any other instrument or agreement delivered pursuant to this Agreement or in connection with the Closing, Purchaser agrees that it will look first to its title insurance policy for recovery on such claim, and Purchaser shall not assert any claim against Seller for a breach of a representation, warranty or covenant with respect to such claim unless and until Purchaser has pursued its remedies against the Title Company to final nonappealable judgment and has not been made whole, except to the extent a claim against Seller would be time-barred by operation of this Agreement, or by applicable law, to permit such action to be so concluded in which event, unless Seller expressly agrees to toll any such time periods, Purchaser may pursue a simultaneous action against Seller. The provisions of this Section 7(a)(vi) shall survive Closing and delivery of the Deed, as hereinafter defined.

(b) In no event shall any lien, encumbrance or other exception arising as a result of any act or omission of Purchaser or anyone acting on behalf of Purchaser be deemed a Title Objection.

8.	APPORTIONMENTS.

(a) The following shall be apportioned between Seller and Purchaser as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Apportionment Date”), such that Purchaser shall be treated as the owner of the Property for purposes of prorations of income and expenses, on and after the day of Closing:

(i) except for non-refundable fees, and the non-refundable portion of similar deposits (cleaning fees, security deposits, and the like), all (x) fixed or so-called base rent payments (“Fixed Rents”), (y) reimbursements or payments in respect of operating expenses, real estate taxes, and other charges (collectively, “Additional Rent,”; together with Fixed Rents, shall hereinafter be referred to collectively as, “Rents”) paid pursuant to Leases for the month in which the Closing occurs, shall, unless otherwise provided in Section 8(b) hereof, be apportioned between Purchaser and Seller based upon the number of days during the month in which the Closing Date occurs that each party actually owned the Property;

(ii) real estate taxes are to be apportioned based on Section 8(c) hereof. Sewer rents and taxes, water rates and charges (to the extent not accounted for pursuant to clause (i) above or (iii) below), vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Premises (collectively, “Property Taxes”), on the basis of the respective periods for which each is assessed or imposed, are to be apportioned in accordance with Section 8(c) hereof;

(iii) charges for all utilities and other due and unpaid operating expenses shall be paid by Seller (and apportioned if necessary) in accordance with Section 8(d) hereof;

(iv) prepaid fees for licenses and other permits assigned to Purchaser at the Closing as set forth and in the amounts in Schedule E attached hereto (which cover any period after the Closing), if any;

(v) any amounts prepaid or payable by Seller under the Contracts identified on Part 1 of Schedule P hereto which Purchaser has agreed to assume at Closing;

(vi) all other operating expenses with respect to the Premises to the extent such matters are customarily apportioned in connection with real estate closings of commercial properties located in Washington, District of Columbia; and

(vii) all Required Work (as defined in Section 10(c)), based upon the number of days of the projected useful life of such Required Work that Seller owned the Premises after each of the Required Work were made, on the one hand, with Purchaser responsible for the remainder of the projected useful life of each of such Required Work, on the other.

(b) (i) If, on the Apportionment Date, there are any past due Rents owing by any tenant for any period through the Apportionment Date, Purchaser shall use its commercially reasonable efforts to collect the same after the Closing Date (provided Purchaser shall not be obligated to institute legal proceedings against any tenant with regard to the same, but Seller shall retain its right to institute legal proceedings against such tenant in the event that payment has not been received within sixty (60) days after Closing so long as such action does not affect tenant’s right to continue to occupy its space in the Premises). Purchaser shall not compromise or settle any such rent arrearages without Seller’s prior written consent unless Purchaser reimburses Seller for any Rents so compromised. Any Rent received (net of Purchaser’s reasonable costs of collection) from any tenant after the Closing Date shall be applied in the following order of priority (without duplication): (A) first, to current Rent, (B) second, to then delinquent Rent for the period the Property has been owed by Purchaser, and (C) third, to any delinquent Rent owing to Seller for the period during which Seller owned the Property. Any Fixed Rents received directly or indirectly by Seller following the Closing Date shall be paid to Purchaser within five (5) Business Days following receipt thereof. Any Rents received directly or indirectly by Seller or Purchaser following the Closing Date which are the property of the other, shall be paid to the other within five (5) Business Days following receipt thereof.

(ii) Except as is otherwise provided in the Leases, certain tenants under Leases pay their proportionate share of Additional Rent which, in most cases, provides for payments of monthly estimates with an adjustment at the end of each fiscal year applicable to such Additional Rent. Additional Rent is determined, in most cases, with respect to a fiscal year commencing January 1, and ending December 31. Until the adjustment described in this Section 8(b)(ii) is made, all amounts received by Seller as interim payments of Additional Rent before the Closing Date shall be retained by Seller, except that all interim payments received by either party for the month in which the Closing Date occurs shall be apportioned as between Seller and Purchaser based on the number of days in that month, and the party that received the interim payment shall remit to (if received on or after the Closing Date) or credit at Closing (if received before the Closing Date) the other party its proportionate share. All amounts received by Purchaser as payments of Additional Rent after the Closing Date for months prior to the month in which the Closing Date occurs, shall be remitted to Sellers on or before the 20th day of the month following the month of receipt by Purchaser, and any Additional Rent received by Purchaser after the Closing Date, for the month in which the Closing Date occurs shall be prorated in accordance with the preceding sentence, and Purchaser shall remit to Sellers, Sellers’ proportionate share on or before the 20th day of the month following the month of receipt by Purchaser. At the conclusion of the fiscal year, Seller’s allocable share of actual Additional Rent for each of the Leases in effect as of the Closing Date shall be determined by multiplying the total payments collected from such tenant for such fiscal year (the sum of estimated payments actually made plus or minus year-end adjustments) by a fraction, the numerator of which is the actual expenses paid by Seller which are reimbursable as Additional Rent with respect to such Lease during such fiscal year prior to the Closing Date (or that portion of the fiscal year prior to Closing Date in which such Lease is in effect), and the denominator of which is the total amount of expenses incurred by Purchaser and Seller which are reimbursable as Additional Rent with respect to such Lease during such fiscal year (or that portion of the fiscal year in which such Lease is in effect) and Purchaser’s allocable share of actual Additional Rent for each of the Leases in effect as of the Closing Date shall be determined by multiplying the total payments collected (by both Seller and Purchaser) from such tenant for such fiscal year by a fraction, the numerator of which is the actual expenses paid by Purchaser which are reimbursable as Additional Rent with respect to such Lease during such fiscal year, and the denominator of which is the total amount of expenses incurred by Purchaser and Seller which are reimbursable as Additional Rent with respect to such Lease during such fiscal year (or that portion of the fiscal year in which such Lease is in effect). If any Lease provides for the adjustment of Additional Rent on the basis of a period other than a calendar year, a reasonable method of calculating the adjustment for that tenant will be determined so that all adjustments can be made at the same time. If on the basis of amounts actually incurred and the estimated payments received by Seller prior to the Closing Date or by Purchaser from and after the Closing Date, it is determined that Seller or Purchaser has retained or received amounts in excess of its allocable share, Purchaser or Seller (as applicable) shall, within five (5) Business Days after notice from one party of the excess owed to the other party, remit such excess to such other party. As soon as practicable after the Closing, Seller and Purchaser shall fully cooperate with one another in good faith in determining the appropriate allocations and adjustments of Additional Rent hereunder. Notwithstanding the foregoing, Seller agrees to use its good faith efforts to endeavor to complete its audit and reconciliation of 2006 Additional Rent prior to the Closing Date.

(c) Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation. Seller expressly reserves the right to continue, commence and conduct, at its sole cost and expense, any tax certiorari or reduction proceedings relating to the Property in respect of the real estate tax year prior to the tax year in which the Closing occurs. Seller shall have the sole right and discretion to compromise or settle any tax certiorari or reduction proceedings relating to the Property in respect of the real estate tax years prior to the tax year in which the Closing occurs. Purchaser agrees to reasonably cooperate with Seller in all such proceedings. As between Purchaser and Seller (subject to the rights, if any, of tenants under the Leases), real estate tax refunds for periods prior to the tax year in which the Closing occurs, shall be the sole property of Seller. Seller agrees to promptly pay to Purchaser, for reimbursement to the tenants, any sums owing to tenants in respect of a refund of Additional Rent. Subject to Section 24, Purchaser shall have the exclusive right to pursue any tax reduction proceeding with respect to the tax period that includes the Closing Date, and to the extent Seller has commenced any such proceeding prior to Closing it shall assign to Purchaser, at Closing, all rights in and to such proceeding and shall cooperate with Seller as necessary or appropriate to prosecute such action (at no cost to Seller). Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof and after reimbursement of sums owing to tenants. To the extent received by either party, sums payable to the other party hereunder shall be held by the receiving party as a trust fund, and remitted to the other party within five (5) Business Days of receipt.

(d) Purchaser and Seller hereby acknowledge and agree that the amounts of all telephone, electric, gas, steam, sewer, water bills, trash removal bills, and janitorial and maintenance service bills (collectively, “Utilities”) relating to the Premises and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller after the same have been determined. Seller shall attempt to have all utility meters read as of the Closing Date. Seller shall promptly pay all unpaid bills, which obligation shall survive Closing. Seller shall further attempt to obtain from the provider of same, all other service statements and bills of account.

(e) Seller shall be responsible for, and shall pay prior to Closing, any Tenant Inducement Costs and/or Leasing Commissions relating to work performed prior to Closing or that Seller is currently obligated to perform within six (6) months of the Schedule Closing Date, whether or not currently due and owing with respect to the current terms any of the tenant leases affecting the Property at or prior to the Closing Date. For purposes hereof, “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder (including the cost of work to be performed by or on behalf of the landlord) to or for the benefit of the tenant thereunder, which is in the nature of a tenant inducement or concession, including, without limitation, tenant improvement costs, and other work allowances, lease buyout costs, free rental periods, legal fees and expenses and moving allowances; and the term “Leasing Commissions” shall mean any leasing commission payable to any broker in connection with a Lease for the initial term of any Lease or in connection with any exercised renewal, or exercised extension period and/or exercised expansion option.

(f) Purchaser shall have no right to receive any rental insurance proceeds which relate to the period prior to the Closing Date and, if any such proceeds are delivered to Purchaser, Purchaser shall, within five (5) Business Days following receipt thereof, pay the same to Seller.

(g) Upon assumption by Purchaser of the obligations of Seller under the Architect Agreement, Seller shall provide to Purchaser at Closing, a credit against the Purchase Price in an amount equal to the Unpaid Architect Fee, if any, plus the Unpaid Peer Review Fee, if any.

(h) Purchaser shall reimburse Seller at the Closing for any costs or expenses paid by Seller for the period of time after the Effective Date pursuant to the Construction Management Agreement and shall assume all obligations of Seller to pay any amounts accrued but unpaid by Seller after the Effective Date under the Construction Management Agreement, and Purchaser hereby agrees to indemnify Seller against any claims by Construction Manager arising with respect to such accrued but unpaid amounts, it being acknowledged and agreed that Seller would not have entered into such Construction Management Agreement were it not being requested of it by Purchaser.

(i) At or prior to the Closing, Seller and Purchaser and/or their respective agents or designees will jointly prepare a preliminary closing statement (the “Preliminary Closing Statement”) which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for herein, and such net due amount will be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing pursuant to Section 3 hereof, as applicable. Within sixty (60) days following the Closing Date, Seller and Purchaser will jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) Business Days following that party’s receipt of the approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser in the Final Closing Statement shall be conclusive and binding on the parties hereto, except to the extent that any such determinations are not able to be finally determined until a later date (such as Additional Rent and Property Taxes) or are expressly subject to a longer survival period hereunder. Seller and Purchaser agree that any items which are not capable of being determined at the time the Final Closing Statement shall be determined as soon as feasible and paid promptly after such determination. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files and ledgers) information and data with respect to the Property during normal business hours upon reasonable advance notice in order to make the preliminary and final adjustments and prorations provided for herein.

(j) From the Closing Date until such time as the amounts due to each other are fully resolved and reconciled, the parties shall, from time to time, share such accounting costs as is reasonable under the circumstances to fully resolve all prorations provided for under this Section 8; provided only Seller shall pay the costs associated with reconciliation of 2006 CAM expenses and Purchaser shall within five (5) Business Days of receipt thereof, remit to Seller any over payments Purchaser receives in connection with such 2006 CAM expenses. The provisions of this Section 8 shall survive the Closing for a period of two (2) years.

9.	PROPERTY NOT INCLUDED IN SALE.

Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that any fixtures, furniture, furnishings, equipment or other personal property (including, without limitation, trade fixtures in, on, around or affixed to the Building) owned or leased by any tenant, or by any managing agent, leasing agent, contractor, or employee at the Premises shall not be included in the Property to be sold to Purchaser hereunder. In addition, the Property to be sold to Purchaser hereunder shall not include any rights to trademarks, trade names or other intellectual property of any kind whatsoever other than the name of the building, if any, which shall be transferred to Purchaser without recourse, representation or warranty whatsoever, express or implied.

10.	COVENANTS; PRECLOSING RIGHTS AND OBLIGATIONS OF SELLER.

(a) From the date of this Agreement until the Closing Date, Seller shall:

(i) maintain in full force and effect the casualty insurance policies currently in effect with respect to the Premises, or policies providing similar coverage, subject to customary exceptions at the time of renewal or issuance, which, without limitation, may not insure against acts of terrorism, war (declared or undeclared), or the like, and shall deliver to Purchaser, upon request, reasonable evidence of same including certificates of such insurance;

(ii) operate and manage the Property in a manner consistent with current practice including the performance of ordinary repairs and maintenance, provided, however all repairs and maintenance of a capital nature (that is, those of a type not historically expensed by Seller) shall be deemed to be “Required Work” and apportioned between Seller and Purchaser in accordance with Section 8(a)(vii) above;

(iii) not breach any of the landlord’s obligations set forth in the Leases;

(iv) not consent to or acquiescence in any alterations or amendments to the zoning classification or entitlements of the Property, or prior to the Scheduled Closing Date (as the same may be postponed by Seller pursuant to the terms of this Agreement), engage in negotiations or discussions with any third party for the sale of the Property or any part thereof or interest therein ; and

(v) to the extent provided for in this Agreement, allow Purchaser access to all of Seller’s books and records with respect to the operation of the Building and the planned improvements thereto.

(b) Seller shall not, except as permitted herein without Purchaser’s prior written approval:

(i) terminate, materially amend or materially modify any existing Lease, or enter into any new Lease for space at the Premises (other than the termination of any Lease as a result of the tenant’s default thereunder, or an amendment to reflect the exercise by a tenant of an existing expansion or renewal right);

(ii) amend or modify (other than non-material amendments or modifications, or amendments and/or modifications which do not survive the Closing) or renew any of the Contracts that will survive the Closing, provided that such prior approval shall not be required with respect to any Contracts that are terminable at will, without premium or penalty; or

(iii) enter into any new contracts which are not terminable at will, without premium or penalty. Purchaser agrees that any new contracts entered into with its consent will be deemed to be included in the definition of “Contracts” and the obligations of Seller under such contracts will be assumed by Purchaser at Closing in accordance with the terms of this Agreement. Purchaser hereby consents to Seller consenting to the Construction Manager entering into each of the sub-contracts set forth on Schedule N attached hereto;

Purchaser expressly acknowledges that there can be no assurance that any Lease will be in place and binding against the applicable tenant at the time of the Closing, and that the termination of any of the Leases prior to Closing by reason of the expiration of its term or the default of the tenant thereunder, or a failure of a proposed tenant for a proposed Lease to follow through with the execution thereof as of the Closing, shall not excuse Purchaser from its obligation to complete Closing and to pay the full Purchase Price.

(c) Prior to Closing, Seller shall have the right to make (A) capital improvements or capital repairs required by law, (B) capital improvements or capital repairs which may be required in the event of an emergency to preserve the Premises, or (C) capital improvements or capital repairs required in accordance with the terms and provisions of a Lease (collectively, “Required Work”) and may do so without Purchaser’s prior approval. Seller shall use commercially reasonable efforts to notify Purchaser of the performance of any Required Work as soon as practicable. Seller shall endeavor to limit any Required Work performed after the Effective Date to the minimum amount reasonably required to comply with sub-paragraphs (A) through (C) above. In the event Seller performs any Required Work, then the cost of such Required Work shall be apportioned between Seller and Purchaser in accordance with Section 8(a)(vii) above.

(d) At the Closing, Seller (i) shall transfer or cause to be transferred to Purchaser the security deposits then held by Seller and not applied to defaults or returned to tenants as above provided (Seller agreeing that it will not apply any security deposits to cure rental delinquencies from and after the date hereof), or (ii) at Seller’s election, credit Purchaser for any security deposits then held by Seller and not transferred to Purchaser. To the extent that any security deposit (to be so transferred) which is comprised of a letter of credit is not transferable as of the Closing, Seller and Purchaser shall cooperate with each other following the Closing so as to transfer the same to Purchaser or to obtain a replacement letter of credit with respect thereto in favor of Purchaser and, in either case, Purchaser shall upon receipt thereof assume Seller’s obligations with respect to such security deposit pursuant to an assumption agreement reasonably acceptable to Seller and Purchaser. Until any such letter of credit shall be transferred or replaced, Seller shall hold the same for the benefit of Purchaser and shall draw upon the same and deliver the proceeds to Purchaser or return the same to the applicable tenant, in each case upon Purchaser’s written request, provided that Seller is legally permitted to do so and same does not require Seller to make an untrue statement or representation, and Purchaser shall indemnify and hold harmless Seller from any and all loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller as a result of any such actions taken by Seller at Purchaser’s request. Any applicable fees and charges imposed by the issuer(s) to effect a transfer of any non-cash security deposits shall be paid by Seller to the extent not the obligation of the subject tenant under its Lease. Purchaser shall assume all obligations under applicable law with respect to all security deposits actually delivered to Purchaser or for which Purchaser received a credit at Closing. The provisions of this Section 10(d) shall survive the Closing.

(e) (i) Purchaser shall not have the right to interview any of Seller’s employees working at or with respect to the Property and Purchaser expressly acknowledges and agrees that under no circumstances whatsoever without Seller’s prior written approval (which approval may be withheld in Seller’s sole and absolute discretion) may Purchaser, or an affiliate of Purchaser, hire any or all of such employees within two (2) years from the Closing Date.

(ii) The provisions of this Section 10(e) shall survive the Closing.

(f) Whenever in this Agreement Seller is required to obtain Purchaser’s approval with respect to any transaction described therein, Purchaser shall, except as otherwise expressly provided herein, within three (3) Business Days after receipt of Seller’s request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller of its disapproval within said three (3) Business Day period, TIME BEING OF THE ESSENCE, Purchaser shall be deemed to have approved same.

11.	CONDITIONS PRECEDENT TO CLOSING.

(a) Purchaser’s obligation to close the transactions hereunder shall be subject to the satisfaction of the following conditions precedent, provided that Purchaser, at its election, upon written notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

(i) Purchaser shall have received estoppel certificates (with such non-material modifications as any tenant shall make thereto) (x) in the form attached hereto as Exhibit 1 or (y) in such form as prescribed in such tenant’s lease (each a “Tenant Estoppel” and collectively the “Tenant Estoppels”) from tenants leasing not less than seventy-five percent (75%) in the aggregate of the leased square footage of Leases in effect as of the Closing Date (“Minimum Estoppel Percentage”) including each of the following tenants: American Legislative Exchange Council and National Association of Student Financial Aid Administrators (the “Major Tenants”). In determining whether the foregoing requirement has been satisfied, Purchaser agrees not to object to (A) any non-material qualifications or modifications which a tenant may make to the form of Tenant Estoppel and/or (B) any modification to a Tenant Estoppel to conform it to the form of tenant estoppel the tenant is required to give under its Lease. Notwithstanding the foregoing, if Seller has obtained Tenant Estoppels from tenants leasing at least sixty-five percent (65%) in the aggregate of the lease square footage of Leases in effect as of the Closing Date (including each of the Major Tenants) but is unable to obtain the Minimum Estoppel Percentage, then Seller may, at its election, satisfy such condition by delivering a Seller Estoppel (defined below) instead of a Tenant Estoppel for any such Tenant(s) so that it obtains the Minimum Estoppel Percentage. A “Seller Estoppel” shall be an estoppel certificate from Seller which shall (x) be in the form annexed hereto as Exhibit 2 (with such non-material modifications as Seller shall make thereto), and (y) expire one hundred eighty (180) days after the Closing Date. If, after the Closing, Seller delivers to Purchaser, or Purchaser receives in substance, regardless of the form of the document, an estoppel from a tenant for which a Seller Estoppel was delivered, in whole or in part, then Seller shall thereafter be released from said Seller Estoppel to the extent the estoppel addressed the subject matter in the Seller Estoppel (it being agreed by Purchaser that the provisions of this subsection relating to the release of Seller upon such post Closing delivery shall survive Closing). In the event that Purchaser receives an estoppel certificate with material and adverse modifications to which it objects, Purchaser shall deliver written notice of such objection to Seller (an “Estoppel Objection Notice”) within five (5) Business Days of its receipt of such estoppel certificate. Failure of Purchaser to timely deliver an Estoppel Objection Notice shall be deemed a waiver of Purchaser’s right to object hereunder and such estoppel certificate shall be deemed valid for all purposes under this Section 11(a)(i). If Purchaser timely delivers an Estoppel Objection Notice and Seller is unwilling or unable to provide a replacement estoppel certificate curing the objections set forth in the Estoppel Objection Notice or to otherwise make Purchaser whole with respect to the matters objected to in the Estoppel Objection Notice, then the estoppel certificate objected to in the Estoppel Objection Notice shall not be deemed valid for purposes of this Section 11(a)(i). Notwithstanding the foregoing, if any tenant indicates in its Tenant Estoppel that it has a claim, which would entitle it to set-off the amount of the claim against rent due under its Lease and the amount of such claim is ascertainable and Purchaser timely delivers an Estoppel Objection Notice with respect thereto, Seller shall have the right, at its sole option, to give Purchaser a credit against the cash portion of the Purchase Price in the amount of the claim or to deliver an indemnity reasonably acceptable to Purchaser with respect thereto, in which event such Tenant Estoppel shall be deemed valid for the purposes of this Section 11(a)(i). Seller agrees to request a Tenant Estoppel from each of the tenants under the Leases and shall use commercially reasonable efforts to obtain Tenant Estoppels from the tenants; provided, however, that Seller shall not be required to bring any actions against any tenant or to pay any amounts to any tenants to obtain the same.

(ii) Seller shall have executed and delivered to Purchaser all of the documents required of Seller under this Agreement.

(iii) The Title Company is ready, willing and able to issue to Purchaser an owner’s title policy for the Premises, upon payment of the title premium (at the then standard rates being charged for comparable properties to the Property in Washington, District of Columbia) and charges therefore, subject only to the Permitted Encumbrances, and as required pursuant to the terms and conditions of this Agreement. Notwithstanding the previous sentence, this condition will deemed to be satisfied if Seller, in its sole discretion, elects and is able to cause another reputable title insurance company to deliver (or unconditionally agree to deliver) an owner’s title policy to Purchaser (at Purchaser’s expense) that is not subject to an additional title premium (or if so, paid by Seller) but subject only to the Permitted Encumbrances, and as required pursuant to the terms and conditions of this Agreement.

(iv) Seller shall have performed all of its material covenants, agreements and obligations under this Agreement.

(v) All of Seller’s representations and warranties set forth in Section 13(a) of this Agreement shall be true and correct in all material respects on the Closing Date; provided, however, that it shall not be deemed a failure of a condition to Closing under this Section (and shall also not be deemed a default by Seller) if any such representations or warranties set forth in Section 13(a)(v) to 13(a)(xiv), inclusive (which were true when made) have become untrue after the date hereof due to any reason other than an improper act or omission to act of Seller which act or omission violates the express terms of this Agreement.

(vi) Purchaser acknowledges that Seller does not guarantee the satisfaction of the conditions precedent listed in this Section 11 and that Seller’s failure to satisfy such conditions (for any reason other than Seller’s bad faith or breach of this Agreement) shall not be deemed to be a default hereunder but rather, same shall merely be a failure of a condition to Closing, in which event Purchaser’s sole remedy shall be to (i) waive such condition(s) as provided in subparagraph (a) above, or (ii) terminate this Agreement and receive a refund of the Deposit and the Income, subject to the terms and conditions of Section 4(g). Further, at Seller’s election, Seller shall be permitted to extend the Closing Date for any period of time up to thirty (30) days in order to satisfy any of the conditions set forth in Section 11(a).

(b) Seller’s obligation to close the transactions hereunder shall be subject to the satisfaction of the following conditions precedent, provided that Seller, at its election, upon written notice delivered to Purchaser at or prior to the Closing, may waive all or any of such conditions:

(i) Purchaser shall have executed and delivered to Seller all of the documents required of Purchaser under this Agreement.

(ii) Purchaser shall have performed all of its material covenants, agreements and obligations under this Agreement and shall not be in default thereunder.

(iii) Purchaser shall have delivered to Seller the balance of the Purchase Price and the Escrow Agent shall have delivered to Seller the Deposit and the Income (with the Income being applied as part of the Purchase Price).

(iv) The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as if remade as of the Closing Date.

12.	FIRPTA COMPLIANCE.

Seller shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended), as the same may be amended from time to time, or any successor or similar law. Seller acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon the disposition of a United States real property interest by Seller, Seller hereby represents and warrants that Seller is not a foreign person as that term is defined in the Internal Revenue Code and Income Tax Regulations. On the Closing Date, Seller shall deliver to Purchaser a certification as to Seller’s non-foreign status in the form attached hereto as Exhibit 3 and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

13.	REPRESENTATIONS AND WARRANTIES.

(a) Seller hereby represents to Purchaser that the following are true and correct in all material respects as of the date hereof:

(i) Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation, and has all requisite power and authority to enter into and carry out the transactions contemplated by this Agreement.

(ii) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Seller, including, without limitation, the United States of America, the District of Columbia, or any political subdivision of any of the foregoing, or any decision or ruling of any arbitrator to which Seller is a party, or by which Seller is bound or affected, which would prevent Seller from performing its obligations pursuant to this Agreement.

(iii) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has taken all necessary action to authorize and approve the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(iv) To Seller’s knowledge, except as set forth on Schedule F attached hereto, there is no pending or threatened action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, at law or in equity against Seller, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which would prevent Seller from performing its material obligations under this Agreement on the Closing Date.

(v) Attached hereto as Schedule G is a true, correct, and complete list of the Leases in effect as of the date hereof, including, without limitation, all amendments and modifications or agreements pertaining thereto.

(vi) Except as set forth on Schedule H attached hereto, no Fixed Rents have been paid more than one (1) month in advance by any tenant under any Lease.

(vii) Except as set forth on Schedule I attached hereto, Seller has not received nor delivered any written notice asserting a material default under any of the Leases, which remains uncured.

(viii) Attached hereto as Schedule J is a true, correct and complete list of the security deposits currently held by Seller under the Leases in effect as of the date hereof.

(ix) Attached hereto as Schedule K is a true, correct and complete list of all brokerage agreements executed by Seller, during its ownership of the Premises, with respect to the Leases and any sums currently due and payable thereunder.

(x) Attached hereto as Schedule L is a true, correct and complete list of the Contracts in effect as of the date hereof, including, without limitation, all amendments, modifications or agreements pertaining thereto. Seller shall terminate as of the Closing Date all of the Contracts except for those set forth in Part 2 Schedule P which Purchaser has agreed to assume.

(xi) To Seller’s knowledge, there are no condemnation or eminent domain proceedings pending or threatened against the Premises.

(xii) Seller has no Plans (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), of which Seller is a sponsor or to which it contributes or has contributed or in which it otherwise participates or has participated.

(xiii) Seller has not exercised any right to relocate any equipment under that certain Telecommunications License Agreement with Starpower Communications, LLC dated May 31, 2005, and such agreement has not been modified or amended.

(xiv) With respect to the TDR’s, Seller has not (a) entered into any modifications or amendments to the Certificate of Transfer of Development Rights dated April 13, 2006 and recorded in the Office of The Recorder of Deeds of the District of Columbia on July 24, 2006 as Instrument No. 2006099748 (the “TDR Certificate”), or (b) entered into any agreement purporting to transfer, convey or assign any development rights represented by the TDR Certificate.

(b) All of the representations and warranties contained in Section 13(a) shall survive the Closing for one hundred eighty (180) days following the Closing Date. Each such representation and/or warranty shall automatically be null and void and of no further force and effect after the date which is one hundred eighty (180) days following the Closing Date unless, prior to the end of such one hundred eighty (180) day period, Purchaser shall have commenced a legal proceeding against Seller alleging that Seller was in breach of such representation or warranty when made, and that Purchaser has suffered actual damages as a result thereof (a “Proceeding”).

(c) If Purchaser shall have timely commenced a Proceeding, and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such Proceeding, determine that (1) Seller was in breach of a representation or warranty as of the date made, and (2) Purchaser suffered actual damages (as distinguished from consequential damages) (the "Damages”) by reason of such breach, and (3) Purchaser did not have actual or knowledge of such breach on or prior to the Closing Date, then Purchaser shall be entitled to receive an amount equal to its Damages. Notwithstanding the foregoing, in no event shall Purchaser be entitled to sue, seek, obtain or be awarded Damages from Seller, unless and until the aggregate amount of Damages for which Seller is obligated to indemnify Purchaser exceeds the sum of Fifty Thousand Dollars ($50,000) (the “Base Amount”), whereupon Seller shall be liable to Purchaser for all Damages, but in no event will Seller be liable to Purchaser to the extent that the aggregate Damages to Purchaser exceed the sum of One Million Dollars ($1,000,000) (“Seller’s Maximum Liability”).

(d) For the purposes of this Agreement the term “to Seller’s knowledge”, and similar terms, shall be limited to the actual knowledge of Larry Botel (the “Seller Knowledge Party”). The knowledge of others shall not be imputed to the Seller Knowledge Party. No other investigation, review or inquiry of any persons, or other action shall be required of the Seller Knowledge Party. The parties hereby agree that recourse under this Agreement is limited to Seller and no claim will be made against Larry Botel individually or in his capacity as the Seller Knowledge Party.

(e) Notwithstanding the foregoing, to the extent that Purchaser, or Purchaser’s Representatives obtains actual knowledge prior to Closing that any of Seller’s representations or warranties were untrue when made, Purchaser shall be deemed to have knowledge of such misrepresentation, and Purchaser’s sole remedy as a result thereof shall be to terminate this Agreement and receive a refund of the Deposit and the Income, subject to the terms and conditions of Section 4(g) and if, and only if, Seller makes an intentional misrepresentation that is not able to be cured by the Closing Date, and Purchaser incurs actual damages, then Purchaser shall be entitled to receive from Seller reimbursement of Purchaser’s actual out of pocket costs and expenses (“Actual Costs”) incurred in pursuing the purchase of the Property, such Actual Costs not to exceed $75,000, (thereby waiving all rights to seek and recover Damages against Seller), and thereafter, Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof; and if, notwithstanding such breach of a representation, Purchaser elects to close the transactions contemplated by this Agreement, Purchaser shall be deemed to have waived its rights to recover Damages from Seller following the Closing with respect to those representations and warranties of Seller which were not knowingly untrue when made by Seller.

(f) Purchaser represents and warrants to Seller as of the date hereof that:

(i) Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation, and has the requisite power and authority to enter into and carry out the transactions contemplated by this Agreement.

(ii) This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser has taken all necessary action to authorize and approve the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(iii) No action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, to the best of Purchaser’s knowledge, threatened, at law or in equity, against Purchaser before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would prevent Purchaser from performing its obligations pursuant to this Agreement, and there are no judgments, decrees or orders entered on a suit or proceeding against Purchaser, an adverse decision in which might, or which judgment, decree or order does, adversely affect Purchaser’s ability to perform its obligations pursuant to, or Seller’s rights under, this Agreement, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby. There is no material litigation or regulatory action pending or threatened against Purchaser.

(iv) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Purchaser, including, without limitation, the United States of America, the District of Columbia, or any political subdivision of either of the foregoing, or any decision or ruling of any arbitrator to which Purchaser is a party or by which Purchaser is bound or affected, which would prevent Purchaser from performing its obligations pursuant to this Agreement.

(v) Neither Purchaser, nor any person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)). For purposes of this paragraph “Government List” means any of (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (b) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties). Purchaser is not a person or an entity described by Section 1 of the Executive Order (No. 13,224) Blocking Premises and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001) and does not engage in any dealings or transactions and is not otherwise associated with any such persons or entities.

(vi) Purchaser is an entity (i) controlled by Republic Property Trust and (ii) in which at least eighty percent (80%) of the beneficial interests are owned, directly or indirectly, by Republic Property Trust.

(vii) Purchaser is not acquiring the Premises with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

(g) All of the representations and warranties contained in Section 13(f) shall survive the Closing for one hundred eighty (180) days following the Closing Date. Each such representation and/or warranty shall automatically be null and void and of no further force and effect after the date which is one hundred eighty (180) days following the Closing Date unless, prior to the end of such one hundred eighty (180) day period, Seller shall have commenced a Proceeding.

(h) The provisions of this Section 13 shall survive the Closing, but, in the case of the representations and warranties set forth in Section 13(a) and Section 13(f), such survival shall be limited to the extent set forth therein.

14.	DAMAGE AND DESTRUCTION.

(a) If all or any part of the Premises is damaged by fire or other casualty occurring following the date hereof and prior to the Closing Date (and not caused by the negligence of Purchaser, the Purchaser Representatives, and/or any of the their affiliates), whether or not such damage affects a material part of the Premises, then:

(i) if the estimated cost of repair or restoration is less than or equal to SIX MILLION and 00/100 DOLLARS ($6,000,000), neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage except as set forth in the next sentence. In such event, Seller shall assign to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty and rent loss insurance proceeds received under the casualty insurance policies in effect with respect to the Premises on account of said physical damage or destruction as shall be necessary to perform repairs to the Premises and/or to rebuild the Premises to substantially the same condition as it existed prior to the occurrence of such fire or other casualty. Seller shall pay to Purchaser at Closing, or apply as a credit towards the Purchase Price, an amount equal to the amount of any deductible under such casualty insurance policy.

(ii) if the estimated cost of repair or restoration exceeds SIX MILLION and 00/100 DOLLARS ($6,000,000) or if the casualty is uninsured, Purchaser shall have the option, exercisable within ten (10) Business Days after determination by Seller that the repair cost exceeds SIX MILLION and 00/100 DOLLARS ($6,000,000) or that the casualty is uninsured, TIME BEING OF THE ESSENCE, to terminate this Agreement by delivering written notice thereof to the other party, whereupon the Deposit and the Income shall be returned to Purchaser, subject to the terms and conditions of Section 4(g), and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof. The Closing Date shall be postponed as necessary to allow Purchaser the ten (10) Business Day time period set forth earlier in this Section 14(a)(ii). If a fire or other casualty described in this clause (ii) shall occur, and Purchaser shall not have timely elected to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage and, in such event, Seller shall assign to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to the Premises on account of said physical damage or destruction as shall be necessary to perform repairs to the Premises and/or to rebuild the Premises to substantially the same condition as it existed prior to the occurrence of such fire or other casualty. Seller shall pay to Purchaser at Closing, or apply as a credit towards the Purchase Price, an amount equal to the amount of any deductible under such casualty insurance policy.

(b) The estimated cost to repair and/or restore, as contemplated in subsection (a) above, shall be established by estimates obtained by Seller from independent contractors, subject to Purchaser’s review and reasonable approval of same and the provisions of Section 14(c) below.

(c) Any disputes under this Section 14 as to the cost of repair or restoration shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association, provided that, if Seller and Purchaser fail to agree on an arbitrator within five (5) days after a dispute arises, then either party may request the American Arbitration Association to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of office buildings similar to the Building in Washington, District of Columbia. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

(d) The provisions of this Section 14 shall survive Closing.

15.	CONDEMNATION.

(a) If, prior to the Closing Date, any part of the Premises is taken (other than a temporary taking that does not materially interfere in any material way with, or materially cause a delay in, or materially increase the cost of Purchaser’s intended development of the Property substantially in accordance with the Architectural Plans), or if Seller shall receive an official notice from any governmental authority, having eminent domain power over the Premises, of its intention to take, by eminent domain proceeding, any part of the Premises (a “Taking”), then:

(i) if such Taking involves a de minimis amount of the leased area of the Premises, and does not materially adversely affect access to the Premises, or cause the Premises to be in violation of applicable zoning laws or parking requirements (which cannot be cured prior to, or in a reasonable time after Closing), or materially interfere with, or materially cause a delay in, or materially increase the cost of Purchaser’s intended development of the Property substantially in accordance with the Architectural Plans, neither party shall have any right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement (it being understood that in the event that a portion of the Premises is taken, Seller shall be relieved of its duty to convey the title to the portion of the parcel so taken) without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said Taking, provided, however, that Seller shall, on the Closing Date (i) assign and remit to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.

(ii) if such Taking involves more than a de minimis of the leased area of the Premises, or does materially adversely affect access to the Premises or parking requirements, or materially interfere with, or materially cause a delay in, or materially increase the cost of Purchaser’s intended development of the Property substantially in accordance with the Architectural Plans, Purchaser and Seller shall each have the option, exercisable within ten (10) Business Days after receipt of notice of such Taking, TIME BEING OF THE ESSENCE, to terminate this Agreement by delivering written notice thereof to the other party, whereupon the Deposit and the Income shall be returned to Purchaser, subject to the terms and conditions of Section 4(g), and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement, which are expressly provided to survive the termination hereof. If a Taking described in this clause (ii) shall occur and neither party hereunder shall have timely elected to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement (it being understood that in the event that a portion of the Premises is taken, Seller shall be relieved of its duty to convey the title to the portion of the parcel so taken), without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking, provided, however, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.

(b) Any disputes under this Section 15 as to whether the Taking involves more than a de minimis amount of the rentable area of the Premises, or whether such Taking materially adversely affects access to the Premises, or causes the Premises to be in violation of applicable zoning laws or parking requirements, or materially interferes with, or materially causes a delay in, or materially increases the cost of Purchaser’s intended development of the Property substantially in accordance with the Architectural Plans, shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request the American Arbitration Association to designate an arbitrator. Such arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of office buildings similar to the Building in Washington, District of Columbia. The determination of the arbitrator shall be conclusive and binding upon both parties. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

16.	BROKERS AND ADVISORS.

(a) Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each an “Advisor”) in connection with this Agreement or the transactions contemplated hereby, other than Transwestern, L.L.C., which shall be paid by Seller pursuant to a separate written agreement. Purchaser hereby agrees to indemnify, defend and hold Seller and the other Seller Related Parties harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Advisor (other than Transwestern, L.L.C.) engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

(b) Seller represents and warrants to Purchaser that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Advisor in connection with this Agreement or the transactions contemplated hereby, other than Transwestern, L.L.C., which shall be paid by Seller as indicated in Section 16(a) hereof. Seller hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Advisor (other than Transwestern, L.L.C.) engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby.

(c) The provisions of this Section 16 shall survive the termination of this Agreement or the Closing.

17.	TRANSFER TAXES AND RECORDING CHARGES; OTHER COSTS.

(a) At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file all such returns as may be necessary to comply with any applicable city, county or district conveyance or recordation tax laws and/or District of Columbia real estate conveyance, transfer or recordation tax laws (collectively, as the same may be amended from time to time, the “Transfer Tax Laws”). The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the “Transfer Taxes”. On the Closing Date, Seller shall pay to the appropriate party the Transfer Taxes payable under the Transfer Tax Laws, if any, in connection with the consummation of the transactions contemplated by this Agreement.

(b) Seller shall be responsible for (i) the costs of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Premises, (ii) the Transfer Taxes described above, (iii) any filing or recording fees relating to its obligations to remove Title Objections and (iv) one-half of all escrow fees, including, without limitation, Escrow Agent fees.

(c) Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the purchase of the Property, (iii) all premiums and fees for title examination and title insurance and endorsements obtained and all related charges and survey costs in connection therewith, (iv) all costs and expenses incurred in connection with any financing obtained by Purchaser, including without limitation, loan fees, mortgage recording taxes, fees and expenses in connection with the assignment of Seller’s mortgage, financing costs and lender’s legal fees, (v) any recording fees for documentation to be recorded in connection with the transactions contemplated by this Agreement and (vi) one-half of all escrow fees, including, without limitation, Escrow Agent fees.

(d) The provisions of this Section 17 shall survive the Closing.

18.	DELIVERIES TO BE MADE ON THE CLOSING DATE.

(a) Seller’s Documents and Deliveries: On the Closing Date, if not previously delivered to, or not in the possession or control of Purchaser, Seller shall deliver or cause to be delivered to Purchaser and/or the Title Company (as applicable) the following:

(i) A duly executed Special Warranty (the “Deed”) without covenants, substantially in the form attached hereto as Exhibit 4;

(ii) A duly executed Bill of Sale in the form attached hereto as Exhibit 5 conveying the Personalty to Purchaser;

(iii) A duly executed certification as to Seller’s non-foreign status, if appropriate, in the form attached hereto as Exhibit 3;

(iv) A letter to the tenants under the Leases in the form attached hereto as Exhibit 6;

(v) The executed Tenant Estoppels and/or Seller Estoppels required in accordance with Section 11(a)(i) above;

(vi) An owner’s affidavit (which need only be delivered to the Title Company) in the form attached hereto as Exhibit 7;

(vii) Originals or, if unavailable, copies, of the Leases and Contracts then in effect to the extent in Seller’s possession;

(viii) Originals or, if unavailable, copies, of the specifications, technical manuals and similar materials for the Premises to the extent same are in Seller’s, its management company’s, its engineer’s or its architect’s possession;

(ix) Originals or, if unavailable, copies, of all permits (including all applicable building permits), licenses and approvals relating to the ownership, use or operation of the Premises, to the extent in Seller’s possession;

(x) Keys and combinations in Seller’s possession relating to the operation of the Premises; and

(xi) The cash security deposits and letters of credit, if any, held by Seller as security under the Leases to the extent provided for in, and pursuant to, Section 10(d), but only to the extent the same have not been applied in accordance with the Leases or returned to tenants and relate to tenants occupying space in the Building on the Closing Date pursuant to Leases then in effect (the “Transferred Security Deposits”);

(xii) A written assignment of all of Seller’s right, title and interest in and to the TDR’s, if any, and other applicable development rights and entitlements without representation, warranty or recourse, in the form attached hereto as Exhibit 11;

(xiii) An assignment of the Architectural Plans and the architectural services agreement between Seller (or an affiliate of Seller) and the architect who prepared the Architectural Plans, in the form attached hereto as Exhibit 12;

(xiv) Any other document customarily required in connection with the transactions contemplated by this Agreement.

Seller shall be deemed to have delivered the items set forth in clauses (vii), (viii), (ix), and (x) above if the same are left in the Building management office on the Closing Date.

(b) Purchaser’s Documents and Deliveries: On the Closing Date, Purchaser, shall deliver or cause to be delivered to Seller the following:

(i) The balance of the Purchase Price (i.e., the Purchase Price less the Deposit and the Income) payable at the Closing, as adjusted for apportionments under Section 8, in the manner required under this Agreement;

(ii) Letter of Direction from Purchaser directing Escrow Agent to pay the Purchase Price and all other amounts due at Closing, or thereafter in accordance with the provisions of this Agreement, to Seller or any other person as Seller shall designate; and

(iii) A letter in the form of Exhibit 8 attached hereto duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of ERISA and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Deposit and the Income; and

(iv) Any other documents required in connection with the transactions contemplated by this Agreement, or reasonably required by the Title Company.

(c) Jointly Executed Documents: Seller and Purchaser shall, on the Closing Date, each execute, acknowledge (as appropriate) and exchange the following documents:

(i) Any transfer tax returns required under any tax laws applicable to the transactions contemplated herein.

(ii) An Assignment and Assumption of Leases and Contracts in the form attached hereto as Exhibit 9;

(iii) A General Assignment and Assumption Agreement in the form attached hereto as Exhibit 10;

(iv) The Preliminary Closing Statement; and

(v) Any other affidavit, document or instrument required to be delivered by Seller or Purchaser pursuant to the terms of this Agreement.

19.	CLOSING DATE.

(a) The closing of the transactions contemplated hereunder (the “Closing”) shall occur at 12:00 p.m. (New York time) on or before February 16, 2007 (the “Scheduled Closing Date”). Notwithstanding the foregoing, (i) Purchaser shall have the right to adjourn the Scheduled Closing Date until February 20, 2007, provided that Purchaser shall give Seller at least three (3) Business Days advance notice, TIME BEING OF THE ESSENCE with regard to Purchaser’s obligation to close on such date, and (ii) in the event that any condition precedent to Closing contained in this Agreement has not been satisfied or waived in writing as of the date of Closing, either Seller or Purchaser shall have the right to adjourn the Scheduled Closing Date for any amount of time up to thirty (30) days, provided that Seller shall give Purchaser at least five (5) Business Days advance written notice of the new closing date after such adjournment. Purchaser shall be obligated to close on the alternative date selected by Seller, TIME BEING OF THE ESSENCE with regard to Purchaser’s obligation to close on such date. The date on which the Closing shall actually occur, be it on the Scheduled Closing Date, or the date Seller sets for the Closing if Seller shall elect to adjourn the Scheduled Closing Date pursuant to the immediately preceding sentence, Section 7, and/or Section 11, shall be referred to herein as the “Closing Date”. TIME IS OF THE ESSENCE as to Purchaser’s obligation to close on or before 12:00 p.m. (New York time) on the Closing Date.

(b) Any wire transfers of the Purchase Price, pursuant to Section 3(a), must be received by Seller by 12:00 p.m. (New York time) on the Closing Date. TIME IS OF THE ESSENCE as to Purchaser’s obligation to wire the funds to Seller (or, if applicable, to Seller’s designated parties), and to close the transactions contemplated hereunder on or before 12:00 p.m. (New York time) on the Closing Date. The Closing shall occur at Seller’s option (a) at the offices of Seller’s counsel, Paul, Hastings, Janofsky & Walker LLP, in Washington, District of Columbia, (b) through the mail, or (c) through an escrow with the Title Company on terms acceptable to the parties and customary for real estate closings in Washington, District of Columbia, it being understood that if the Closing shall occur through an escrow with the Title Company, neither Purchaser nor Seller nor their respective counsel need be physically present at the Closing so long as (i) all documents described in Section 18 or elsewhere herein that are required to be delivered at Closing are fully executed, delivered in escrow and available on the date of Closing, (ii) any authorized signatory of the affected party is available either in person or by telephone and facsimile at Closing, and (iii) all necessary Closing funds have been wire transferred to the Escrow Agent on or prior to Closing.

20.	NOTICES.

All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, or (c) facsimile or other electronic transmission (provided that a copy shall be sent by method (a), (b), or (d) by the next Business Day, by a national overnight delivery service or personal delivery), or (d) personal delivery, addressed as follows:

If to Seller:

c/o Joss Realty Partners, LLC
230 Park Avenue
Suite 1831
New York, New York 10169
Attn: Steve Klein
Telephone: 212-672-2026
Facsimile: 212-672-2020

with copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attn: Peter Olsen, Esq.
Telephone: 212 318-6550
Facsimile: 212 318-6936

If to Purchaser:

c/o Republic Property Trust
1280 Maryland Avenue, SW
Suite 280
Washington, DC 20024
Attn: Gary R. Siegel, Esq.
Telephone: 202-863-0300
Facsimile: 202-863-4049

with copy to:

Glazer, Winston, Honigman, Ellick
5301 Wisconsin Avenue, NW
Suite 740
Washington, DC 20015
Attn: Steven M. Glazer, Esq.
Telephone: 202-537-5500
Facsimile: 202-537-5505

If to Escrow Agent or Title Company:

Commonwealth Land Title Insurance Company
c/o LandAmerica Commercial Settlements
1015 15th Street, N.W.
Washington, D.C. 20003
Attn: Sarah Webb
Telephone: 202-737-4747
Facsimile: 202-737-4108

Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date when sent as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt (if followed by overnight delivery service as provided above). A Notice may be given either by a party or by such party’s attorney. Seller or Purchaser may designate, by not less than five (5) Business Days’ notice given to the others in accordance with the terms of this Section 20, additional or substituted parties to whom Notices should be sent hereunder. All Notices delivered after 5:00 p.m. (New York time) shall be deemed delivered on the next Business Day. The attorneys for the respective parties shall have the authority to deliver notices on behalf of their respective clients.

21.	DEFAULT BY PURCHASER OR SELLER.

(a) If Purchaser defaults in the payment of the Purchase Price or if Purchaser shall default in the performance of any of its other material obligations to be performed on or before the Closing Date and other than with respect to the payment of any amounts set forth in this Agreement Purchaser fails to correct such default within two (2) Business Days after notice from Seller (but no such notice and cure period shall extend or postpone the Closing Date), Seller’s sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Seller shall be entitled to retain the Deposit and the Income as liquidated damages for Purchaser’s default hereunder, it being agreed that the damages by reason of Purchaser’s default are difficult, if not impossible, to ascertain, and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof. If Seller validly terminates this Agreement pursuant to a right given to it hereunder and Purchaser takes any action which interferes with Seller’s ability to (i) retain the Deposit and/or the Income and/or (ii) sell, exchange, transfer, lease, dispose of or finance the Premises or take any other actions with respect thereto (including, without limitation, the filing of any lis pendens or other form of attachment against the Premises), then the named Purchaser (and any permitted assignee of Purchaser’s interest hereunder) shall also be liable for all loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys’ fees, court costs and disbursements and consequential damages) incurred by Seller by reason of such action to contest by Purchaser.

(b) If (x) Seller defaults in any of its material obligations to be performed on the Closing Date or (y) Seller materially defaults in the performance of any of its obligations to be performed prior to the Closing Date and, with respect to any default under this clause (y) only, such default caused actual material damages to Purchaser and continues for ten (10) Business Days after written notice to Seller, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of counsel) shall have the right, subject to the other provisions of this Section 21(b), (i) to seek to obtain specific performance of Seller’s obligations hereunder (it being expressly acknowledged by Purchaser that the remedy of specific performance is an appropriate remedy in the event of a default by Seller under this Agreement), provided that any action for specific performance shall be commenced within thirty (30) days after such default, or (ii) to receive a return of the Deposit and the Income (subject to the terms and conditions of Section 4(g)), plus reimbursement from Seller of Purchaser’s Actual Cost, such Actual Costs not to exceed $75,000, and terminate this Agreement, it being understood that if Purchaser fails to commence an action for specific performance within thirty (30) days after such default, Purchaser’s sole remedy shall be to receive a return of the Deposit and the Income (subject to the terms and conditions of Section 4(g)), receive from Seller up to $75,000 in reimbursement of Actual Costs, and terminate this Agreement. Upon such return and delivery of the Deposit, the Income, and Actual Costs (up to the $75,000 maximum) owing, this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof. Purchaser shall have no right to seek specific performance if Seller shall be prohibited from performing its obligations hereunder by reason of any law, regulation or other legal requirement applicable to Seller.

(c) In the event either party hereto is required to employ an attorney because any litigation arises out of this Agreement between the parties hereto, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees and expenses, incurred in connection with such litigation.

(d) The provisions of this Section 21 shall survive the termination hereof.

22.	1031 EXCHANGE.

Seller may effect a tax-free exchange (each, an “Exchange”) in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended, which Exchange will involve an exchange of another property or properties, and the Premises, so long as same does not postpone the Closing Date. Purchaser agrees to accommodate Seller by participating in the Exchange provided that (a) Purchaser shall not incur any cost, expense or liability in connection with Seller’s Exchange, (b) Seller shall indemnify, defend and hold Purchaser harmless from and against any and all cost, loss, liability and expenses arising out of or in connection with Seller’s Exchange, (c) such Exchange is carried out in accordance with all applicable laws and all documentation concerning the Exchange shall be reasonably satisfactory to Purchaser and its attorneys, (d) such Exchange does not adversely affect Purchaser in any material respect, regarding the terms and conditions of the transaction, and (f) such Exchange does not have an adverse effect on title set forth in this Agreement. The terms and provisions of this Section 22 shall survive the Closing.

23.	MISCELLANEOUS.

(a) Whenever in this Agreement it is provided that Purchaser’s successors and/or transferees and/or assignees shall have any rights or obligations, such phrase shall be deemed to include all designees of Purchaser as well as all of the transferees, successors and assigns of Purchaser and such designees.

(b) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes as of the date hereof.

(c) Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.

(d) The following provisions govern any actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitee, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

(e) Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

(f) In no event shall any officer, director, limited partner, member, shareholder, agent or employee of Purchaser or Seller or its respective partners be personally liable for any of the obligations of Purchaser or Seller, respectively, under this Agreement or otherwise.

(g) This Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement.

(h) This Agreement may not be changed, modified or terminated, except by an instrument executed by Seller and Purchaser.

(i) No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. Either party may waive any of the terms and conditions of this Agreement made for its benefit provided such waiver is in writing and signed by the party waiving such term or condition.

(j) If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

(k) The headings of the various sections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

(l) This Agreement shall be governed by the laws of the District of Columbia without giving effect to conflict of laws principles thereof.

(m) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns, provided, however, that none of the representations or warranties made by Seller hereunder shall inure to the benefit of any person or entity that may succeed to Purchaser’s interest in the Property or this Agreement after the Closing Date.

(n) Purchaser shall not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder or any of the direct or indirect ownership interests in Purchaser, without first obtaining Seller’s prior written consent thereto, provided, however, that the Purchaser named herein shall have the one-time right to assign this Agreement to a Controlled Affiliate (as defined below) without the consent of Seller. Any such assignment shall be conditioned upon Purchaser delivering to Seller an executed original of the assignment and assumption agreement wherein the assignee assumes all of the obligations of the Purchaser named herein and proof reasonably satisfactory to Seller that the assignee constitutes a “Controlled Affiliate”. An assignment or transfer of this Agreement shall not relieve the Purchaser named herein of any of its obligations hereunder which accrued prior to the date of such assignment, nor any of the obligations contained in Section 4. Notwithstanding the foregoing, under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. If Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

(o) Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller’s prior written consent thereto which may be withheld in Seller’s sole discretion.

(p) This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein.

(q) The parties hereto agree to submit to personal jurisdiction in the District of Columbia in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the District of Columbia.

(r) SELLER AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.

(s) The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction which is that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any exhibits, schedules or amendments hereto.

(t) Seller and Purchaser each agree to take such further steps, and deliver such further documents, as are reasonably necessary in order to implement the transactions contemplated hereby, including the execution and delivery of supplemental escrow instructions to the extent reasonably requested by the Escrow Agent. Notwithstanding the foregoing, neither party shall have any obligations to take and such steps or execute or deliver any such further documents if the same would be inconsistent in any material respect with the rights and obligations of the parties contemplated by this Agreement.

(u) Each party hereto hereby acknowledges and agrees that is has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree the rule of contract construction to the effect that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

(v) Prior to the Closing Date, the obligations of Seller under this Agreement or directly or indirectly arising out of this Agreement shall be limited solely to Seller’s interest in the Property (including all rents, profits and proceeds thereof), and neither Purchaser nor any one else claiming by or through Purchaser shall have any claim against any other asset of Seller or any other person. The provisions of this Section 23(v) are in addition to, and not in substitution of, any other limitations on the liability of Seller set forth in this Agreement.

(w) Acceptance by Purchaser at Closing of the Deed shall constitute an acknowledgment by Purchaser of full performance by Seller of all of Seller’s obligations under this Agreement, except for the obligations of Seller which are expressly provided in this Agreement to survive Closing. Any of Purchaser’s obligations under this Agreement that are expressly provided in this Agreement to survive Closing or that shall possibly imply performance or observance after the Closing Date shall survive Closing and delivery of the Deed, notwithstanding any presumption to the contrary.

(x) The parties hereto acknowledge and agree that, except as otherwise provided in this Agreement, TIME IS OF THE ESSENCE for the performance of all actions (including, without limitation, the giving of notices, the delivery of documents and the funding of money) required or permitted to be taken by Purchaser only under this Agreement. Subject to Section 19 hereof, whenever action must be taken (including, without limitation, the giving of notice, the delivery of documents or the funding of money) by Purchaser under this Agreement, prior to the expiration of, by no later than or on a particular date, such action must be completed by 5:00 p.m. (New York time) on such date.

(y) Pursuant to Section 42-608(b) of the District of Columbia Code, Purchaser is hereby advised by Seller that the characteristic of the soil of the Land as described by the Soil Conservation Service of the United States Department of Agriculture in the Soil Survey of the District of Columbia published in 1976, as the same may be amended from time to time, and as shown on the Soil Maps of the District of Columbia at the back of that publication, is urban land. For further information, Purchaser can contact a soil testing laboratory, the District of Columbia Department of Environmental Services, or the Soil Conservation Service of the United States Department of Agriculture. The foregoing is given pursuant to District of Columbia statutory requirements and does not constitute either (i) a representation of warranty by Seller as to soil characteristic and condition, or (ii) a limitation on Purchaser’s right to inspect and study the soil characteristic and condition pursuant to this Agreement.

(z) In accordance with the District of Columbia Underground Facilities Protection Act, as amended (D.C. Code Sections 34-2701 et seq.), Purchaser shall be solely responsible for providing any notifications required therein prior to performing any excavation on the Land pursuant to this Agreement, and any work performed by or on behalf of Purchaser at the Premises pursuant to this Agreement shall be strictly in accordance with such Act. Purchaser hereby indemnifies Seller against and holds Seller harmless from any and all loss, damages (other than indirect and consequential damages), risk, expense, claims and liabilities (including, but not limited to, reasonable attorneys’ fees and costs and reasonable expert fees and costs) suffered or incurred by Seller on account of a violation by Purchaser of the foregoing requirements.

(aa) In accordance with the requirements of the District of Columbia Underground Storage Tank Management Act of 1990, as amended by the District of Columbia Underground Storage Tank Management Act of 1990 Amendment Act of 1992 (D.C. Code Section 8-113.1 et seq.) and the D.C. Underground Storage Tank Regulations, 20 DCMR Chapters 55-70, Seller has knowledge, and has informed Purchaser, that, during Seller’s ownership of the Premises, no underground storage tanks were removed from the Property. The foregoing is given pursuant to District of Columbia statutory and regulatory requirements and does not constitute either (i) a representation of warranty by Seller as to the presence or removal of underground storage tanks, or (ii) a limitation on Purchaser’s right to inspect and study the environmental condition of the Premises pursuant to Section 4 of this Agreement. Information pertaining to underground storage tanks and underground storage tank removals of which the District of Columbia Government has received notification may be on file with the Department of Health, Environmental Health Administration, Underground Storage Tanks Division.

(bb) Audited Income Statement. For a period of one (1) year after Closing, Seller shall, at Purchaser’s sole cost and expense and at no cost or expense to Seller, (i) reasonably cooperate with Purchaser in the preparation by Purchaser of an audited income statement for the Property (“Audited Income Statement”) by providing to Purchaser and Purchaser’s accountants reasonable access to Seller’s financial records in Seller’s or Seller’s accountants’ possession or control relating to the Property, and (ii) respond (and instruct its accountants to respond), at Purchaser’s expense, to any questions that Purchaser may reasonably have concerning (and which are required in connection with) the audit of such books and records, provided that (A) Purchaser hereby agrees that all information provided to Purchaser and Purchaser’s accountants shall be provided without recourse, representation or warranty whatsoever, express or implied, with respect to this paragraph (bb), (B) under no circumstances shall Purchaser or Purchaser’s accountants be entitled to review any appraisals relating to the Property, any internal financial audits relating to the Property, or any other information relating to the Property that is subject to attorney-client privilege, and (C) prior to Seller providing information or access to information, Purchaser shall deliver an unconditional release and indemnity, in a form reasonably acceptable to Seller, releasing all Seller Related Parties from any claims and obligations related to matters arising from the provision of, or, giving access to, information provided pursuant to this paragraph (bb) and indemnifying and holding harmless all Seller Related Parties from any claims arising from, or in connection with, the provision of, or giving access to, such information provided pursuant to this paragraph (bb), together with a covenant by Purchaser that it will not commence or maintain any legal proceedings with respect to any Seller Related Parties based on matters arising from the provision of, or, giving access to, information pursuant to this paragraph (bb) (such release, indemnity and covenant being distinguished from matters based on Seller’s failure to comply with this paragraph (bb) or any other provision of this Agreement, which Purchaser expressly does not waive or relinquish except as provided in other provisions of this Agreement). Nothing in this paragraph shall create an obligation for Seller to either prepare, or cause to be prepared, financial records.

(cc) The provisions of this Section 23 shall survive the Closing or the termination hereof.

24.	TAX REDUCTION PROCEEDINGS.

Seller has filed a protest or reduction proceeding (the “Tax Protest”) affecting real estate taxes assessed against the Property for the fiscal year October 1, 2006 to September 30, 2007 (the “Current Tax Year”) with respect to and shall not withdraw, settle or otherwise compromise any Tax Protest for the Current Tax Year or any prior fiscal period without the prior consent of Purchaser. At the Closing, Seller shall assign its interest in the Tax Protest (other than its right to receive its share of any net refund resulting therefrom as hereinafter set forth) to Purchaser. From and after the Closing, Seller shall reasonably cooperate with Purchaser, and Seller shall instruct its tax certiorari counsel to cooperate with Purchaser, in connection with the prosecution of any Tax Protest with respect to the Property for the Current Tax Year. Without limiting the foregoing, from and after the Closing Date, Seller shall make its books and records relating to the Property available, upon reasonable prior written notice and during reasonable business hours to Purchaser and Purchaser’s tax certiorari counsel in connection with any such Tax Protest. The net amount of any tax refunds (after deducting therefrom (i) any and all amounts payable to tenants, (ii) the fees and expenses paid or payable to the attorneys handling such tax reduction application and any proceedings related thereto, and (iii) any other customary expenses incurred in connection with such Tax Protest) with respect to any portion of the Property for a tax period in which the Closing Date occurs shall be apportioned between Seller and Purchaser as of the day preceding the Closing Date and, in the case of a tax refund, paid to Seller within ten (10) days from receipt of such refund. If, in lieu of a tax refund, a tax credit is received, then within ten (10) days after receipt by Seller or Purchaser, as the case may be, of evidence of the actual amount of such tax credit, the tax credit apportionment shall be readjusted between Seller and Purchaser. Promptly after application by Purchaser of the amount of such tax credit against taxes next due and payable, Purchaser shall deliver to Seller an amount equal to Seller’s share of the tax credit (net of Seller’s share of (i) any and all amounts payable to tenants, (ii) the fees and expenses paid or payable to the attorneys handling such tax reduction application and any proceedings related thereto, and (iii) any other customary expenses incurred in connection with such Tax Protest). Subject to the rights of third parties, if any, all refunds for prior tax years belong solely to Seller and, upon receipt by Purchaser or its successors or assigns, same shall be immediately paid to, or as directed in writing by, Seller. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of said tax refund, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within five (5) business days after receipt thereof. The provisions of this Section 24 shall survive the Closing Date.

25.	PROPERTY CONVEYED “AS IS” AND DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

(a) Notwithstanding anything contained herein to the contrary, it is understood and agreed that except as specifically set forth in Section 13(a) above, Seller has not made and does not make any warranty or representation regarding the truth, accuracy, content, completeness, or suitability for any purpose, of the Confidential Information or the source(s) thereof. Seller has not undertaken any independent investigation as to truth, accuracy, content, completeness, or suitability for any purpose, of the Confidential Information, and Purchaser shall not have any recourse against Seller or any of the other Exculpated Parties (defined below) in the event of any errors therein or omissions therefrom. Purchaser further expressly acknowledges that, except as expressly set forth in Section 13(a) above, neither Seller, nor any person acting on behalf of Seller, nor any person or entity which prepared or provided any of the materials reviewed by Purchaser in conducting its due diligence, nor any direct or indirect officer, director, partner, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, affiliate, consultant, contractor, successor or assign of any of the foregoing parties (Seller, and all of the other parties described in the preceding portions of this sentence (other than Purchaser) shall be referred to herein collectively as the “Exculpated Parties”) has made, and is not now making, and Seller specifically disclaims, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, past, present or future, with respect to (i) the Leases, (ii) the Contracts, (iii) the Personalty, (iv) the Premises, (v) the value, financial condition of, the revenues and expenses generated by, or associated with, the Premises or otherwise relating to the Premises, (vi) matters of title, (vii) environmental matters relating to the Premises or any portion thereof, (viii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and earthquake faults and the resulting damage of past and/or future earthquakes, (ix) whether, and to the extent to which, the Premises or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard, (x) drainage, (xi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (xii) the availability of any utilities to the Premises or any portion thereof including, without limitation, water, sewage, gas and electric, (xiii) the usages of adjoining property, (xiv) access to the Premises or any portion thereof, (xv) the compliance with the plans and specifications of the Premises, (xvi) the size, location, age, use, design, quality, description, suitability, structural integrity, operation, or physical condition of the Premises or any portion thereof, (xvii) any liens, encumbrances, rights or claims on or affecting or pertaining to the Premises or any part thereof, (xviii) the compliance of the Premises with Environmental Laws (defined below), or the presence of Hazardous Substances (defined below) in or on, under or in the vicinity of the Premises, (xix) the condition or use of the Premises or compliance of the property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, regulations and rules applicable to the Premises, or the compliance by the Premises therewith, (xx) the existence or non-existence of underground storage tanks, (xxi) any other matter affecting the stability or integrity of the Premises, (xxii) the potential for further development of the Premises, (xxiii) the existence of vested land use, zoning or building entitlements affecting the Premises, (xxiv) the merchantability of the Premises or fitness of the Premises for any particular purpose (Purchaser affirming that Purchaser has not relied on Seller’s skill or judgment to select or furnish the Premises for any particular purpose, and that Seller makes no warranty that the Premises is fit for any particular purpose), (xxv) tax consequences or (xxvi) the transactions contemplated by this Agreement.

(b) Purchaser hereby acknowledges that, except for the representations expressly set forth in Section 13(a), Purchaser has not relied upon, and will not rely upon, either directly or indirectly, any information, representation or warranty of Seller or any of the other Exculpated Parties, and further acknowledges that no such representations or warranties have been made. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate, and that it is relying solely on its own expertise and that of Purchaser’s consultants as well as Seller’s representations set forth in Section 13(a) in purchasing the Premises. Purchaser shall rely solely on its own independent investigation (as well as Seller’s representations set forth in Section 13(a)) and inspection of the Premises, and shall conduct such inspections and investigations of the Premises as Purchaser deems necessary. Upon Closing, except for Seller’s representations set forth in Section 13(a) to the extent they survive the Closing and have not become null and void in accordance Section 13(b), Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Premises “as is, where is”, with all faults, except for Seller’s representations set forth in Section 13(a) to the extent they survive the Closing and have not become null and void in accordance Section 13(b). Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Premises by Seller or any of the other Exculpated Parties. Seller is not liable or bound in any manner by any oral or written statements, representations, or information pertaining to the Premises furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Purchaser acknowledges that the Purchase Price reflects the “as is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Premises. Purchaser has fully reviewed the disclaimers and waivers set forth in this Agreement with its counsel and understands the significance and effect thereof.

(c) From and after Closing, Purchaser agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement (if any) and any Environmental Laws to require Seller to remediate or “clean up” the Premises, including without limitation, Purchaser’s rights under CERCLA or any analogous state laws. Purchaser acknowledges having inspected the Premises, having observed its physical characteristics and existing conditions and having had the opportunity to conduct such investigation and study on and of said property and adjacent areas as it deems necessary and hereby waives any and all objections to or complaints regarding (including, but not limited to, federal, state or common law based actions and any private right of action under state and federal law to which the Premises is or may be subject, including, but not limited to, CERCLA and RCRA) physical characteristics and existing conditions, including, without limitation, structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Premises. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Premises and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Substances or other contaminants, may not have been revealed by its investigation. "Environmental Laws” shall mean any federal, state or local statute, regulation or ordinance or rule of common law or any judicial, administrative or arbitral decree or decision, whether now existing or hereinafter enacted, promulgated or issued, in any way relating to the protection of the environment, including, inter alia, any hazardous materials, petroleum or any fraction thereof, drinking water, groundwater, wetlands, landfills, open dumps, outdoor air quality, indoor air quality, microbial matter, mycotoxins, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations, order, decrees, permits, licenses and deed restrictions now or hereafter promulgated thereunder, and amendments and successors to such statutes and regulations as may be enacted and promulgated from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. Section 9601 et seq.) (“CERCLA”); (ii) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”); (iii) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq.); (v) the Clean Water Act (33 U.S.C. Section 1251 et seq.); (vi) the Clean Air Act (42 U.S.C. Section 7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Section 201 and Section 300f et seq.); (viii) the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.); (ix) the Superfund Amendments and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. Section 1101 et seq.); (xi) the Uranium Mill Tailings Radiation Control Act (42 U.S.C. Section 7901 et seq.); (xii) the Occupational Safety & Health Act (29 U.S.C. Section 651 et seq.); (xiii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.); (xiv) the Noise Control Act (42 U.S.C. Section 4901 et seq.); (xv) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 1100 et seq.); and (xvi) the Oil Pollution Act of 1990 (33 U.S.C. 2701 et seq.), and (xvii) any analogous present or future state or local statutes or laws. “Hazardous Substances” shall mean any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the CERCLA (defined below), or the RCRA (defined below), or any other federal, state or local law, ordinance, rule or regulation applicable to the Premises, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos, lead, or electromagnetic waves.

(d) Purchaser acknowledges and agrees that the Purchaser Price has been negotiated to take into account that the Premises is being sold pursuant to the provisions of this Section 25 and that Seller would have charged a higher purchase price if the provisions of this Section 25 were not agreed upon by Purchaser.

(e) The provisions of this Section 25 shall survive the Closing or any termination of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SELLER:

1129 20TH STREET NY OWNER LLC,

a Delaware limited liability company

By:	/s/ Steve Klein

	Name: Steve Klein Title:	Authorized Person

PURCHASER:

REPUBLIC 20th STREET LLC,
a Delaware limited liability company

By:	/s/ Gary R. Siegel

	Name: Gary R. Siegel Title:	Chief Operating Officer

AGREED TO SOLELY WITH RESPECT

TO THE ESCROW PROVISIONS OF
SECTION 5 AND THE REAL ESTATE
REPORTING PERSON PROVISIONS OF
SECTION 23(E) HEREOF:

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ Sarah Eckert Webb

Name: Sarah Eckert Webb Title: Vice President

SCHEDULE A

Definitions

1. "Actual Cost” shall have the meaning given to such term in Section 13(e) hereof.

2. "Additional Rent” shall have the meaning given to such term in Section 8(a)(i) hereof.

3. "Advisor” shall have the meaning given to such term in Section 16(a) hereof.

4. "Agreement” shall have the meaning given to such term in Preamble hereof.

5. "Agreement Confidential Information” shall have the meaning given to such term in Section 4(f) hereof.

6. "Apportionment Date” shall have the meaning given to such term in Section 8(a) hereof.

7. "Architect” shall have the meaning given to such term in Section 2(a).

8. "Architect Agreement” shall have the meaning given to such term in Section 2(a).

9. "Architectural Plans” shall have the meaning given to such term in Section 2(a) hereof.

10. "Base Amount” shall have the meaning given to such term in Section 13(c) hereof.

11. "Building” shall have the meaning given to such term in the Recitals hereof.

12. "Business Day” shall mean a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated to close. In the event any period would begin or expire, or any action is required to be taken by any party hereunder, on a day that is not a Business Day, such period will be deemed to commence or expire or the action will not be required to be taken, as the case may be, until the next Business Day.

13. "CERCLA” shall have the meaning given to such term in Section 25(c) hereof.

14. "Closing” shall have the meaning given to such term in Section 19(a) hereof.

15. "Closing Date” shall have the meaning given to such term in Section 19(a) hereof.

16. "Commitment” shall have the meaning given to such term in Section 7(a)(i) hereof.

17. "Confidential Information” shall have the meaning given to such term in Section 4(f) hereof.

18. “Construction Management Agreement” means that certain Agreement and General Conditions of Contract for Construction between Seller and Construction Manager, dated January 18, 2007 together with that certain Letter of Intent regarding construction services between Seller and Construction Manager, dated January 9, 2007 and revised January 17, 2007.

“Construction Manager” means Jones Lang LaSalle Construction, Limited Partnership.

19. "Contracts” shall have the meaning given to such term in Section 2(a) hereof.

20. "Controlled Affiliate” shall mean any entity (i) controlled by Republic Property Trust, and (ii) the majority of the beneficial interests in which are owned, directly or indirectly, by Republic Property Trust in each case as of the date of the assignment and the Closing Date.

21. "Controlled by” means the power and authority to direct the business and affairs of the assignee by reason of the ownership of a majority of the beneficial interests in such assignee, by contract or otherwise.

22. "Damages” shall have the meaning given to such term in Section 13(c) hereof.

23. "Deposit” shall have the meaning given to such term in Section 3(a)(ii) hereof.

24. “Diligence Confidential Information” shall have the meaning given to such term in Section 4(f) hereof.

25. "Effective Date” shall have the meaning given to such term in Section 3(a)(i) hereof.

26. "Environmental Laws” shall have the meaning given to such term in Section 13(i) hereof.

27. "ERISA” shall have the meaning given to such term in Section 10(e) hereof.

28. "Escrow Account” shall have the meaning given to such term in Section 5(a) hereof.

29. "Escrow Agent” shall have the meaning given to such term in Section 3(a)(i) hereof.

30. "Exchange” shall have the meaning given to such term in Section 22 hereof.

31. "Exculpated Parties” shall have the meaning given to such term in Section 25(a) hereof.

32. "Existing Survey” shall have the meaning given to such term in Section 6(a)(ii) hereof.

33. "Final Closing Statement” shall have the meaning given to such term in Section 8(g) hereof.

34. "Fixed Rents” shall have the meaning given to such term in Section 8(a)(i) hereof.

35. "Government List” shall have the meaning given to such term in Section 13(f) hereof.

36. "Hazardous Substances” shall have the meaning given to such term in Section 25(c) hereof.

37. "Income” shall have the meaning given to such term in Section 5(a) hereof.

38. "Land” shall have the meaning given to such term in the Recitals hereof.

39. "Leases” shall have the meaning given to such term in Section 2(a) hereof.

40. "Leasing Commissions” shall have the meaning given to such term in Section 8(e) hereof.

41. “Major Tenants`” shall have the meaning given to such term in Section 11(a)(1) hereof.

42. "Monetary Lien” shall have the meaning given to such term in Section 7(a)(iii) hereof.

43. "Monetary Lien Cap Amount” shall have the meaning given to such term in Section 7(a)(iii) hereof.

44. "Mortgages” shall have the meaning given to such term in Section 7(a) hereof.

45. "Notices” shall have the meaning given to such term in Section 20 hereof.

46. "Non-Objectionable Encumbrances” shall have the meaning given to such term in Section 7(a)(i) hereof.

47. "Objection Period” shall have the meaning given to such term in Section 7(a)(i) hereof.

48. “Peer Review Agreement” means that certain letter agreement dated April 8, 2006 between Bello, Bello & Associates, LLC and the Architect.

49. "Permitted Encumbrances” shall have the meaning given to such term in Section 6(a) hereof.

50. "Personalty” shall have the meaning given to such term in Section 2(a) hereof.

51. "Preliminary Closing Statement” shall have the meaning given to such term in Section 8(g) hereof.

52. "Premises” shall have the meaning given to such term in the Recitals hereof.

53. "Proceeding” shall have the meaning given to such term in Section 13(b) hereof.

54. "Property” shall have the meaning given to such term in Section 2(a) hereof.

55. "Property Taxes” shall have the meaning given to such term in Section 8(a)(ii) hereof.

56. "Purchase Price” shall have the meaning given to such term in Section 3(a) hereof.

57. "Purchaser” shall have the meaning given to such term in the Preamble hereof.

58. "Purchaser’s Principals” shall have the meaning given to such term in Section 13(f)(iii) hereof.

59. "Purchaser’s Representatives” shall have the meaning given to such term in Section 4(c) hereof.

60. "Qualified Person” shall have the meaning given to such term in Section 13(f)(vii) hereof.

61. "RCRA” shall have the meaning given to such term in Section 25(c) hereof.

62. "Related Entities” shall have the meaning given to such term in Section 13(f)(iii) hereof.

63. "Required Work” shall have the meaning given to such term in Section 10(c) hereof.

64. "Scheduled Closing Date” shall have the meaning given to such term in Section 19(a) hereof.

65. "Seller” shall have the meaning given to such term in the Preamble hereof.

66. "Seller Knowledge Party” shall have the meaning given to such term in Section 13(d) hereof.

67. "Seller Related Parties” shall have the meaning given to such term in Section 4(g) hereof.

68. "Seller’s Estoppels” shall have the meaning given to such term in Section 11(a)(i) hereof.

69. "Seller’s Maximum Liability” shall have the meaning given to such term in Section 13(c) hereof.

70. "Seller’s Response Notice” shall have the meaning give to such term in Section 7(a)(ii) hereof.

71. "Taking” shall have the meaning given to such term in Section 15(a) hereof.

72. “TDR’s” shall have the meaning given to such term in Section 2(a) hereof.

73. “TDR Certificate” shall have the meaning given to such term in Section 13(a)(xiv) hereof.

74. "Tenant Estoppels” shall have the meaning given to such term in Section 11(a)(i) hereof.

75. "Tenant Inducement Costs” shall have the meaning given to such term in Section 8(e) hereof.

76. "Title Company” shall have the meaning given to such term in Section 7(a)(i) hereof.

77. "Title Cure Notice” shall have the meaning given to such term in Section 7(a)(iv) hereof.

78. "Title Cure Period” shall have the meaning given to such term in Section 7(a)(iv) hereof.

79. "Title Objections” shall have the meaning given to such term in Section 7(a)(i) hereof.

80. "Transfer Tax Laws” shall have the meaning given to such term in Section 17(a) hereof.

81. "Transfer Taxes” shall have the meaning given to such term in Section 17(a) hereof.

82. "Transferred Security Deposits” shall have the meaning given to such term in Section 18(a)(xi) hereof.

83. “Unpaid Architect Fee” is an amount equal to $773,730 less the aggregate amount paid to the Architect by Seller pursuant to the terms of the Architect Agreement.

84. “Unpaid Peer Review Fee” is an amount equal to $20,000 less the aggregate amount paid to Bello, Bello & Associates, LLC pursuant to the terms of the Peer Review Agreement.

85. "Updated Survey” shall have the meaning give to such term in Section 7(a)(i) hereof.

86. “Utilities” shall have the meaning given to such term in Section 8(d)
hereof.SCHEDULE B

Legal Description of the Land

All that certain property located in the City of Washington, District of Columbia, more particularly described as follows:

Lot numbered 75 in Square numbered 117 in a subdivision made by Ralph L. Feltman and Ruth S. Feltman as per plat recorded in Liber 154 at folio 17 in the Office of the Surveyor for the District of Columbia.

EXHIBIT 1

TENANT ESTOPPEL

[NAME AND ADDRESS OF TENANT]

Republic 20th Street LLC
c/o Republic Property Trust 1280 Maryland Avenue, SW Washington, D.C. 20024 Re:	Premises known as 1129 20th Street,
N.W., Washington, D.C. (the “Premises”); Lease
dated ____________ __, ____ between
__________________________ (hereinafter,
“Landlord”) and _______________________________,
(hereinafter, “Tenant”) (“Lease”)

Dear Sirs/Madams:

Tenant, as a tenant in the Premises pursuant to the Lease, hereby certifies to you as follows:

1.	The Lease includes the modifications, amendments, supplements and assignments listed below and no other documents, and is in full force and effect as of the date hereof: . Attached hereto is a true, accurate and complete copy of the Lease.

2.	All conditions under the Lease to be performed by Landlord have been satisfied and all required contributions by Landlord, if any, to Tenant on account to Tenant’s improvements have been received.

3.	The lease represents the entire agreement between Tenant and Landlord with respect to the leasing of the demised premises described therein.

4.	The term of the Lease commenced and ends . Tenant has accepted the demised premises and has taken full possession and occupancy.

5.	Tenant has not sublet all or a portion of the premises to any sublessee and has not assigned, transferred or encumbered any of its rights or interests under the Lease.

6.	There are no existing defenses or offsets which Tenant has against the enforcement of the Lease by Landlord, there exist no defaults under the Lease by Landlord or Tenant, and, to the best of Tenant’s knowledge, no event has occurred which, with the giving of notice, the passage of time or both, would constitute such a default.

7.	Tenant is not entitled to any credits, offsets, abatements or deductions against or in respect to the rent payable under the Lease. There are no free rent periods or other concessions under the Lease.

8.	The amount of the security deposit presently held by Landlord [in the form of cash/letter of credit] under the Lease is $ .

9.	The fixed rent currently payable under the Lease is $ per month, payable monthly in advance and such fixed rent has been paid through . No rent had been paid more than thirty (30) days in advance of the due date thereof.

10.	The Lease provides for the following rent escalations or additional percentage or other rents or payments, all of which, with respect to the current lease year, have been paid by Tenant to the date hereof: .

11.	The Lease expires on and the Lease provides for the following renewal options: .

12.	There are no actions or proceedings, whether voluntary or involuntary, pending against Tenant under the bankruptcy or insolvency laws of the United States of America or any state thereof.

This certificate may be relied upon by you and your successors and assigns and any mortgagee or prospective mortgagee of the Premises.

Very truly yours,

By:
Name:
Title:

Dated:      , 20

Exhibit A

[Attach Lease and all Amendments and Assignments]
EXHIBIT 2

SELLER ESTOPPEL

1129 20th Street NY Owner LLC
c/o Joss Realty Partners, LLC
230 Park Avenue, Suite 1831
New York, New York 10169

Republic 20th Street LLC

c/o Republic Property Trust

1280 Maryland Avenue, SW

Washington, D.C. 20024

Re: 1129 20th Street, NW, Washington, D.C. (the “Premises”)

Ladies and Gentlemen:

Reference is made to that certain lease, dated as of      ,      , between the undersigned, as landlord (the “Landlord”) and      , as tenant (the "Tenant”), [as amended by amendment dated as of      ,     , and/or as assigned by that certain assignment dated as of      ,      ] (the lease [, as amended, and/or as assigned] is herein referred to as the “Lease”). At your request, the undersigned hereby certifies, represents and warrants to Republic 20th Street LLC, its respective successors, assigns and lenders (the “Purchaser”), as follows:

1. A true, correct and complete copy of the Lease (including all amendments and assignments) is attached hereto as Exhibit A.

2. To the best knowledge of the undersigned, the Lease is in full force and effect and has not been amended, modified, supplemented or superseded except as indicated in Exhibit A.

3. Tenant has not asserted in writing any defense, offset, claim or counterclaim by or in favor of the Tenant against Landlord under the Lease or against the obligations of the Tenant under the Lease.

4. To the best knowledge of the undersigned, there is no uncured material default now existing of Landlord under the Lease.

5. Except as may be expressly set forth in the Lease, Tenant has no renewal, extension or expansion option, no right of first offer or right of first refusal and no other similar right to renew or extend the term of the Lease or expand the property demised thereunder.

6. Tenant has deposited the sum of $     in the form of      [specify CASH or LETTER OF CREDIT] with the undersigned as security for the performance of Tenant’s obligations under the Lease.

7. The undersigned is duly authorized and fully qualified to execute this instrument on behalf of Landlord.

8. Landlord acknowledges that this estoppel is being delivered to you in connection with a proposed sale of the Premises.

9. Landlord agrees that this certification may be relied upon by you and your lender, but shall not inure to the benefit of their successors and/or assigns.

10. Notwithstanding the foregoing, the undersigned (and its successors and assigns) shall have no liability hereunder if Purchaser has (i) obtained knowledge prior to Closing that any of statements contained herein were untrue, (ii) failed to mitigate its damages, including, without limitation, availing itself of all defenses to any claims that Landlord is in default, or (iii) waived, settled or compromised any claim Landlord may have against Tenant with respect to the pre-closing period.

Very truly yours,

1129 20th Street NY Owner LLC,

a Delaware limited liability company

By:

Name:
Title:

Dated:      , 20

Exhibit A

[Attach Lease and all Amendments and Assignments]
EXHIBIT 3

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Republic 20th Street LLC (the “Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest 1129 20th Street NY Owner LLC, a      limited liability company (“Transferor”), Transferor hereby certifies to Transferee, as follows:

1. Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations promulgated thereunder);

2. The U.S. employer identification number of Transferor is      ;

3. Transferor’s office address is c/o Joss Realty Partners, LLC, 230 Part Avenue, Suite 1831, New York, New York 10169; and

4. Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

[Signature Page Follows]

     ,

a      limited liability company

By:

Dated as of      , 20

EXHIBIT 4

SPECIAL WARRANTY DEED

THE STATE OF ) SS )	KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF      ) SS

THAT 1129 20TH STREET NY OWNER LLC, a Delaware limited liability company, (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash and other good and valuable consideration to it paid by REPUBLIC 20TH STREET LLC, a Delaware limited liability company (“Grantee”), has GRANTED, BARGAINED, SOLD and CONVEYED and by these presents does GRANT, BARGAIN, SELL AND CONVEY unto Grantee the tract of land (the “Land”) in The City of Washington, District of Columbia more fully described on Exhibit A hereto, together with all improvements thereon and all easements, rights-of-way, rights and appurtenances appertaining thereto (the “Property”).

This Special Warranty Deed is executed by Grantor and accepted by Grantee subject to validly existing and enforceable rights, interests and estates, if any do in fact exist, but only to the extent that the same do in fact exist, of third parties in connection with those items set out and listed in Exhibit B hereto (the “Encumbrances”).

GRANTOR HAS EXECUTED AND DELIVERED THIS SPECIAL WARRANTY DEED AND HAS CONVEYED THE PROPERTY, AND GRANTEE HAS ACCEPTED THIS SPECIAL WARRANTY DEED AND HAS PURCHASED THE PROPERTY, “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AND WITHOUT REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE EXPRESSLY SET FORTH HEREIN AND THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE REAL ESTATE PURCHASE AND SALE AGREEMENT DATED JANUARY      , 2007, AS AMENDED AND/OR ASSIGNED, BETWEEN GRANTOR AND GRANTEE AND IN THE RECERTIFICATION OF REPRESENTATIONS AND WARRANTIES DELIVERED CONTEMPORANEOUSLY HEREWITH BY GRANTOR TO GRANTEE PURSUANT TO SUCH REAL ESTATE PURCHASE AND SALE AGREEMENT.

TO HAVE AND TO HOLD the Property unto Grantee, its successors and assigns forever; and Grantor does hereby bind itself and its successors and assigns to WARRANT and FOREVER DEFEND all and singular the Property, subject to the validly existing and enforceable rights, if any, of third parties in connection with the Encumbrances, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise.

Ad valorem taxes with respect to the Property have been prorated as of the date hereof between Grantor and Grantee, and Grantee expressly assumed the payment of ad valorem taxes assessed from and after the date hereof.

WITNESS THE EXECUTION HEREOF effective as of the day and year first above written.

1129 20TH STREET NY OWNER LLC,

a Delaware limited liability company

By:

Name:
	Title:	Authorized Person

Witness Signature
Print Name:

ACKNOWLEDGMENT

STATE OF	) )ss:
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of      , 20      by      , as      of      , a      , on behalf of the      . He/She is personally known to me and did not take an oath.

Print or Stamp Name:
Commission No.:
My Commission Expires:

EXHIBIT 5

BILL OF SALE

1129 20TH STREET NY OWNER LLC, a Delaware limited liability company (“Seller”), in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid to Seller by      , a      (“Purchaser”), the receipt and sufficiency of which are hereby acknowledged, hereby sells, conveys, assigns, transfers, delivers and sets over to Purchaser all fixtures, furniture, furnishings, equipment, machinery, inventory, appliances and other articles of tangible personal property owned by Seller and which are located at and used or usable in connection with the real property located at 1129 20th Street, NW, Washington, DC, including, without limitation the property listed on Schedule A annexed hereto (collectively, the “Personal Property”).

TO HAVE AND TO HOLD unto Purchaser and its successors and assigns to its and their own use and benefit forever.

Purchaser hereby acknowledges and agrees that the Personal Property is being conveyed in “AS IS, WHERE IS, WITH ALL FAULTS”, and the provisions of Section 25 of the Purchase and Sale Agreement dated      , 2007 between Purchaser and Seller with respect thereto, are incorporated herein by this reference.

This Bill of Sale is made by Seller without recourse and without any expressed or implied representation or warranty whatsoever.

[SIGNATURE PAGE TO FOLLOW]

1129 20TH STREET NY OWNER LLC,

a Delaware limited liability company

By:

Name:
	Title:	Authorized Person

EXHIBIT 6

NOTICE TO TENANTS

     , 20

Dear Tenant:

This is to notify you that, today, the referenced property has been sold by 1129 20TH STREET NY OWNER LLC (“Seller”) to Republic 20th Street LLC (“Purchaser”). As of the date hereof, Seller’s interest in your lease (including without limitation, your security deposit in the amount of $     ) has been assigned to Purchaser, and Purchaser has assumed the obligations as landlord under your lease which accrue from and after the date hereof.

Please be advised that effective immediately and until further notice, all rent and other payments due pursuant to your occupancy of the premises, whether pursuant to your lease or otherwise, are to be paid by check, payable to the name and address listed on Exhibit A annexed hereto.

Any future inquiries regarding your lease should be directed to the names, addresses and phone numbers listed on Exhibit A annexed hereto.

[Signature Page Follows]

Very truly yours,

1129 20TH STREET NY OWNER LLC,

a Delaware limited liability company

By:

Name:
Title:

EXHIBIT 7

TITLE AFFIDAVIT

The undersigned, not personally, but solely in his/her capacity as the      of 1129 20th Street NY Owner LLC, (the “Owner”), the owner of certain real estate (the "Premises”), a description of which is attached hereto as Exhibit “A” and made a part hereof, being duly sworn, deposes and says:

1. I am an authorized signatory of Seller, the owner of the above described premises (the “Premises”).

2. Except as disclosed on Schedule      , none of the judgments, federal tax liens or environmental control board liens set forth in exception(s) of the captioned title report are against Seller. As to those items against Seller, at Closing, Seller shall use a portion of the proceeds of sale of the Premises to pay such liens in full.

3. We have delivered to [                                      ] (or made available to [                                      ] copies of all leases and amendments of which we have knowledge (the “Leases”).

4. To my knowledge, there has been no work, services or labor performed or material furnished in connection with repairs or improvements on the Premises within seventy-five (75) days prior to the date of this affidavit; or, that in the event work has been performed, services rendered, or materials furnished in connection with construction, repair, or improvement on the Premises during such seventy-five (75) day period, that all such work performed, services rendered, or materials furnished have been completed and are acceptable to the Seller; the Seller has paid in full all contractors, laborers, and materialmen for such work performed, services rendered, or material furnished in connection with construction, repairs, or improvements on the Property during such seventy-five (75) day period, except the following:

NONE      SEE ATTACHMENT HERETO

Seller agrees, to hold harmless and indemnify the Commonwealth Land Title Insurance Company against any and all expenses, costs and reasonable attorneys fees arising as a result of a defect, lien, encumbrance, adverse claims or other matter, if any, voluntarily created by Seller and first appearing on the public records subsequent to the closing date and prior to the earlier to occur of the date of recording of all closing instruments or the date which is ten (10) business days after the date hereof.

This affidavit and the indemnification obligations provided herein shall expire and be of no force or effect on that date that is six (6) months from the date hereof.

[SIGNATURE PAGE TO
FOLLOW]Sworn to and subscribed before me this day of , 20 .	1129 20th Street NY Owner LLC

By: Name: Title:

Notary Public

(NOTARY SEAL) My Commission Expires:

EXHIBIT 8

ERISA LETTER

     , 20

To: 1129 20th Street NY Owner LLC
c/o Joss Realty Partners, LLC
230 Park Avenue
Suite 1831
New York, New York 10169

Re: Acquisition of 1129 20th Street, NW, Washington, DC (the “Property”)

Ladies and Gentlemen:

The undersigned represents to you that 1129 20th Street NY Owner LLC (“Seller”), or any affiliates thereof, or any firm, person or entity providing financing for the purchase of the entire interest of Seller in the Property are not using the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and covered under Title I, Part 4 of the ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations under that certain Agreement of Purchase and Sale dated      , 20     , with respect to the Property by and between Seller, as seller, and the undersigned, as purchaser, including the acquisition of the Property.

Very truly yours,

1129 20th Street NY Owner LLC,
a

By:	—
Name:	—
Title:	Authorized Person

EXHIBIT 9

ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS (this “Assignment”), is made and entered into this      day of      , 2007 between 1129 20th Street NY Owner LLC, a Delaware limited liability company, having an office at c/o Joss Realty Partners, LLC 230 Park Avenue, Suite 1831, New York, New York 10169, Attention Steve Klein (“Assignor”), and      , having an office at      (“Assignee”).

W I T N E S S E T H:

Assignor for Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to Assignee, all of Assignor’s right, title and interest in, to and under (i) the lessor’s interest under the leases, license agreements and other occupancy agreements described on Schedule A annexed hereto (collectively, the "Leases”), and (ii) all the service, maintenance, supply and other contracts described on Schedule B annexed hereto (collectively, the “Contracts”).

Assignee hereby expressly assumes all of the obligations (i) imposed upon the lessor under the Leases which accrue from and after the date hereof, including, without limitation, the lessor’s obligation to return any Transferred Security Deposits (as defined in that certain Purchase and Sale Agreement (the “Purchase Agreement”) between Assignor and Assignee, dated      , 2007), and (ii) imposed upon Assignor under the Contracts which accrue from and after the date hereof. Assignee agrees to indemnify, protect, defend and hold Assignor harmless from any and all liabilities, obligations, claims, actions, damages or expenses (including attorneys’ fees) arising out of the Leases to the extent assumed pursuant to the foregoing.

Assignee acknowledges that, simultaneously with the execution hereof, Assignee has received $     from Assignor as described on Schedule C attached hereto, ***[and an assignment of the letters of credit set forth on Schedule C attached hereto]***, in respect of the Transferred Security Deposits.

Assignor agrees that Assignor will make, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as Assignee shall from time to time reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Assignee the Leases and the Contracts, and the rights hereby conveyed or assigned or intended now, or for carrying out the intention or facilitating the performance of the terms of this Assignment, or registering or recording this Assignment, provided same shall not result in any extra cost or liability to Assignor.

Notwithstanding the foregoing assignment, the parties agree that Assignor shall have the right to receive all rent and other payments due under the Leases on account of periods prior to the Closing (as defined in the Purchase Agreement), and Assignor shall be responsible for all operating costs and expenses accruing prior to Closing, subject to and in accordance with the express terms of the Purchase Agreement.

By its execution hereof, Assignee hereby acknowledges: (a) receipt of (i) sufficient originals and/or copies of the Leases and (ii) all of the Transferred Security Deposits and (b) the application of Section 25 of the Purchase Agreement.

This Agreement is made by Assignor without recourse and without any expressed or implied representation or warranty whatsoever.

This Assignment inures to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURE PAGE TO FOLLOW]

ASSIGNOR:

1129 20TH STREET NY OWNER LLC,

a Delaware limited liability company

By:

EXHIBIT 10

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made and entered into this      day of      , 2007 between 1129 20th Street NY Owner LLC, a Delaware limited liability company, having an office at c/o Joss Realty Partners, LLC, 230 Park Avenue, Suite 1831, New York, New York 10169, Attention Steve Klein (“Assignor”), and      , having an office at      (“Assignee”).

W I T N E S S E T H:

Assignor for Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to Assignee all of Assignor’s right, title and interest in, to and under (i) all transferable licenses, approvals, certificates of occupancy and other approvals including without limitation sewer rights and permits, presently issued in connection with the operation of all or any part of the real property located at 1129 29th Street, NW, Washington, D.C. (the “Premises”), or necessary to operate the Premises, to the extent applicable, available and transferable, (ii) all warranties, if any, issued by any manufacturers and contractors in connection with construction or installation of equipment included as part of the Premises, to the extent applicable, available and transferable, (iii) all development rights related to the Premises, (iv) all architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Premises, to the extent applicable, available and transferable, and (v) all other items of intangible personal property owned by Assignor and exclusively relating to the occupancy, use or operation of the Premises (the items set forth in clauses (i) through (v) above are hereinafter referred to collectively as the “Property”);

TO HAVE AND TO HOLD unto Assignee and its successors and assigns to its and their own use and benefit forever.

Assignee hereby expressly assumes the obligations of Assignor in respect of the Property accruing from and after the date hereof.

Assignee hereby acknowledges and agrees that the Property is being conveyed in “AS IS, WHERE IS, WITH ALL FAULTS”, and the provisions of Section 25 of the Purchase and Sale Agreement dated      , 2007 between Assignor and Assignee with respect thereto, are incorporated herein by this reference.

This Agreement is made by Assignor without recourse and without any expressed or implied representation or warranty whatsoever.

This Agreement inures to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date first above written.

ASSIGNOR:

1129 20TH STREET NY OWNER LLC,

a Delaware limited liability company

By:

Name:
	Title:	Authorized Person

EXHIBIT 11

TDR ASSIGNMENT

ASSIGNMENT OF TRANSFERABLE DEVELOPMENT RIGHTS

THIS ASSIGNMENT OF TRANSFERABLE DEVELOPMENT RIGHTS (the “Assignment”) is made as of this       day of January, 2007 by and between 1129 20TH STREET NY OWNER LLC, a Delaware limited liability company ( the “Grantor”) having an office c/o JOSS Realty Partners, LLC, 230 Park Avenue Suite 1831, New York, New York 10169 and REPUBLIC 20TH STREET LLC, a Delaware limited liability company having an office at 1280 Maryland Avenue, SW, Washington, District of Columbia 20024 (the “Grantee”).

WITNESSETH

By Special Warranty Deed of even date herewith, intended to be recorded among the Land Records of District of Columbia immediately prior to recordation of this Assignment, Grantor has conveyed to Grantee the fee simple interest in that certain parcel of land situate in the District of Columbia, and being more particularly described in Exhibit A attached hereto and made a part hereof (the “Real Property”).

In consideration of the sum of Ten Dollars ($10.00), cash in hand paid, and other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant, bargain, sell and convey unto Grantee, its successors and assigns, fee simple title to those certain Development Rights (the “Development Rights”) appurtenant to the Real Property and evidenced by the following instrument:

Certificate of Transfer of Development Rights (Number Seven) dated April 13, 2006 between Massachusetts Court Apartments, L.L.C., as seller, 1129 20th Street NY Owner LLC, as buyer, and the District of Columbia recorded in the Office of the Recorder of Deeds of the District of Columbia on July 14, 2006 as Instrument No. 2006099748.

TO HAVE AND TO HOLD the Development Rights, together with all and singular the rights and appurtenances thereunto otherwise belonging, unto Grantee, its successors and assigns forever, and Grantor does hereby bind itself, its successors and assigns, to specially WARRANT AND FOREVER DEFEND all and singular the title to Development Rights unto the said Grantee, its successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof, by through or under Grantor, but not otherwise.

[SIGNATURES CONTINUE ON NEXT PAGE]

IN WITNESS WHEREOF, Grantor has caused these presents to be executed by its Authorized Person; and Grantee has caused these presents to be executed by its Authorized Person, to evidence Grantee’s acceptance of this assignment set forth herein, all as of the day and year above written.

GRANTOR:

Witness:		1129 20th Street NY Owner LLC

By: Name: Title: Authorized Person

STATE OF ) COUNTY OF	)	SS:

The foregoing Assignment of Transferable Development Rights was acknowledged before me on this      day of January 2007, as Authorized Person of 1129 20th Street NY Owner LLC, for the purpose contained herein.

WITNESS my hand and seal this      day of January, 2007.

Notary Public

My commission expires      .

GRANTEE:

Witness:		Republic 20th Street LLC

By:

Name: Title: Authorized Person

STATE OF ) COUNTY OF	)	SS:

The foregoing Assignment of Transferable Development Rights was acknowledged before me on this      day of January 2007, as Authorized Person of Republic 20th Street LLC, for the purpose contained herein.

WITNESS my hand and seal this      day of January, 2007.

Notary Public

My commission expires      .

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

All that certain property located in the City of Washington, District of Columbia, more particularly described as follows:

Lot numbered 75 in Square numbered 117 in a subdivision made by Ralph L. Feltman and Ruth S. Feltman as per plat recorded in Liber 154 at folio 17 in the Office of the Surveyor for the District of Columbia.

EXHIBIT 12

FORM OF ASSIGNMENT OF ARCHITECT AGREEMENT

ASSIGNMENT AND ASSUMPTION OF ARCHITECT’S CONTRACT AND PLANS

THIS ASSIGNMENT AND ASSUMPTION OF ARCHITECT’S CONTRACT AND PLANS (this “Assignment”) is made and entered into this      th day of      , 2007, by and between JOSS REALTY PARTNERS acting on behalf of 1129 20th STREET NY OWNER LLC, a Delaware limited liability company (“Assignor”), and REPUBLIC 20TH STREET LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A. On May 23, 2006, Assignor and FOX Architects, LLC (“Architect”) entered into that certain Standard Form of Agreement Between Owner and Architect with Standard Form of Architect’s Services (AIA Document B141-1997 Part 1), a copy of which is attached hereto as Exhibit A (the “Contract”) with respect to certain real property situated in the District of Columbia at 1129 20th Street, N.W. (the “Property”).

B. Pursuant to the Contract, Architect prepared those certain [Plans – dated      and identified as Job No.      ] (the “Plans”).

C. On the date hereof, Assignor has assigned and conveyed and transferred to Assignee, pursuant to special warranty deed, all of Assignor’s right, title and interest in and to the Property.

D. Assignor desires to assign, transfer and convey the Contract and the Plans to Assignee, and Assignee desires to accept said assignment, transfer and conveyance upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.	Recitals. The foregoing Recitals are hereby incorporated by reference herein and made a substantive part hereof.

2.	Assignment and Acceptance. Assignor hereby assigns, transfers and conveys to Assignee, its successors and assigns, all of Assignor’s legal and beneficial right, title and interest in, to and under the Contract and the Plans, and Assignee hereby accepts the assignment, transfer and conveyance of the Contract and the Plans. In furtherance of the foregoing, Assignor shall deliver to Assignee simultaneously herewith an original executed copy of the Contract and a full set of the Plans.

3.	Assumption. Assignee shall faithfully assume, perform and discharge the covenants, agreements and obligations of Assignee as “Owner” under the Contract accruing from and after the date hereof.

4.	Indemnification. Assignee hereby agrees to indemnify and hold harmless Assignor from all claims arising out of (i) the failure of Assignee to properly apply and pay to the Architect when due any sums received by Assignee from Assignor as a closing credit in respect of sums owing or to be owing pursuant the Contract, and (ii) the Contract with respect to the period from or after the date hereof.

5.	Further Assurances. Each of the parties hereto hereby agrees that it will execute and deliver such documents, certificates and other instruments and assurances, or cause to be so executed and delivered, and take such other actions, as may be necessary to carry out and implement each of the purposes, terms and conditions of this Assignment.

6.	Governing Law. This Assignment and the obligations hereunder shall be governed by, and construed and enforced in accordance with, the laws of the District of Columbia.

7.	Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, this Assignment has been executed by Assignor and Assignee under seal as of the date first set forth above.

ASSIGNOR:

1129	20th STREET NY OWNER LLC, a Delaware

limited liability company

By:	1129 20th NY Mezzanine LLC, a Delaware limited liability company, its sole member

	By:	1129 20th NY Holdings LLC, a Delaware limited liability company , its sole member
		By:	1129 20th Street NY Member LLC,		its sole member
			By:	Joss Realty Partners LLC, its	Managing Member

By:     Name:

Title

ASSIGNEE:

REPUBLIC 20th STREET LLC, a Delaware limited liability company

By:
Name:
Title:

CONSENTED AND AGREED TO:

The undersigned Architect hereby consents to the foregoing assignment and assumption of the Contract and the Plans and represents, warrants and agrees as follows:

1.	Exhibit A is a true, correct and complete copy of the Contract. The Contract has not been modified or amended in any manner.

2.	The Contract is in full force and effect. There are no uncured defaults by Assignor or Architect thereunder.

3.	The total amount payable under the Contract is $954,630. Assignor has paid Architect $ , representing all sums due for work done pursuant to the Contract through the date hereof. The sum of $ remains unpaid for work to be done in connection with finalizing the Plans, and $180,900,for construction administration services to be performed by the Architect pursuant to the Contract. No other sums are owing pursuant to the contract.

4.	In recognition of Assignee’s assumption of the Contract, the undersigned releases and forever discharges Assignor from all liability, cost, expense or liability arising under or with respect to the Contract.

5.	The party signing this document on behalf of Architect has the full power and authority to do so and to bind Architect hereto.

ARCHITECT:

FOX Architects, LLC

By:

Name:	—

Title:	—

Date:

PURCHASE AND SALE AGREEMENT

between

1129 20th Street NY Owner LLC

SELLER,

and

Republic 20th Street LLC

PURCHASER

Premises:

1129 20th Street, NW

Washington, District of Columbia

January 18, 20071.DEFINITIONS1
2.	PURCHASE AND SALE1
3.	PURCHASE PRICE; DEPOSIT2
4.	RIGHTS OF INSPECTION AND CONFIDENTIALITY3
5.	ESCROW AGENT; ESCROW PROVISIONS7
6.	STATUS OF THE TITLE10
7.	TITLE INSURANCE, LIENS11
8.	APPORTIONMENTS13
9.	PROPERTY NOT INCLUDED IN SALE18
10.	COVENANTS; PRECLOSING RIGHTS AND OBLIGATIONS OF SELLER18
11.	CONDITIONS PRECEDENT TO CLOSING21
12.	FIRPTA COMPLIANCE23
13.	REPRESENTATIONS AND WARRANTIES23
14.	DAMAGE AND DESTRUCTION28
15.	CONDEMNATION29
16.	BROKERS AND ADVISORS31
17.	TRANSFER TAXES AND RECORDING CHARGES; OTHER COSTS31
18.	DELIVERIES TO BE MADE ON THE CLOSING DATE32
19.	CLOSING DATE34
20.	NOTICES35
21.	DEFAULT BY PURCHASER OR SELLER37
22.	1031 EXCHANGE38
23.	MISCELLANEOUS38
24.	TAX REDUCTION PROCEEDINGS44
25.	PROPERTY CONVEYED "AS IS" AND DISCLAIMER OF REPRESENTATIONS AND WARRANTIES	45

Schedules “A”	Definitions
“B”	Legal Description of the Land
“C”	Due Diligence Materials
“D”	Permitted Encumbrances
“E”	Prepaid fees for licenses and other permits assigned
“F”	Pending Litigation
“G”	List of Leases and Amendments
“H”	Prepaid Rent
“I”	Material Defaults
“J”	Schedule of Security Deposits
“K”	List of Brokerage Agreements
“L”	List of Service Contracts
“M”	List of Excluded Personalty
“N”	Approved Sub-Contracts
Exhibits “1”	Tenant Estoppel
“2”	Seller Estoppel
“3”	FIRPTA Certificate
“4”	Special Warranty Deed
“5”	Bill of Sale
“6”	Notice to Tenants
“7”	Title Affidavit
“8”	ERISA Letter
“9”	Assignment and Assumption of Leases and Contracts
“10”	General Assignment and Assumption Agreement
“11”	TDR Assignment
“12”	Assignment of Architectural Plans